Exhibit 10.4

Execution Version
USD 800,000,000
SENIOR SECURED CREDIT FACILITY AGREEMENT
dated 15 April 2011
for
Drillships Holdings Inc.
as Borrower
The companies named herein
as Guarantors
arranged by
The banks and financial institutions named herein
as Mandated Lead Arrangers
provided by
The banks and financial institutions named herein
as Lenders
and
Nordea Bank Finland Plc, London Branch
as Agent
Bugge, Arentz-Hansen & Rasmussen
www.bahr.no

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Schedule 1	Lenders and Commitments
Schedule 2	Guarantors and Collateral Drillships
Schedule 3	Conditions Precedent
Schedule 4	Form of Utilisation Request
Schedule 5	Form of Compliance Certificates
Schedule 6	Form of Transfer Certificate
Schedule 7	Repayments
Schedule 8	Corporate Structure
Schedule 9	Mandatory Cost Formula

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THIS SENIOR SECURED CREDIT FACILITY AGREEMENT is dated 15 April 2011 and made between:
(1)	Drillships Holdings Inc., of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, registration no. 25319, as borrower (the “Borrower”);

(2)	The companies listed in Part I of Schedule 2 (Guarantors and Collateral Drillships) hereto as joint and several guarantors (each a “Guarantor”, together the “Guarantors”);

(3)	The banks and financial institutions listed in Schedule 1 (Lenders and Commitments), as original commercial lenders (together, the “Commercial Lenders”);

(4)	Eksportfinans ASA of Dronning Maudsgate 15, Vika, N-0250 Oslo, Norway, organisation number 816 521 432 (“Eksportfinans”);

(5)	Nordea Bank Finland Plc, London Branch of 8th Floor, City Place House, 55 Basinghall Street, London EC2V 5NB, United Kingdom, as facility agent (the “Agent”);

(6)	Nordea Bank Finland Plc, London Branch and ABN AMRO Bank N.V., Oslo Branch as bookrunners (“Bookrunners”);

(7)	Nordea Bank Finland Plc, London Branch, ABN AMRO Bank N.V., Oslo Branch and DVB Bank SE Nordic Branch as mandated lead arrangers (the “Mandated Lead Arrangers”); and

(8)	Deutsche Bank AG Filiale Deutschlandgeschäft as co-arranger (the “Co-Arranger”).
IT IS AGREED as follows
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement, unless the context otherwise requires:

“Accounting Principles” means generally accepted accounting principles in the United States of America (US GAAP) or International Financial Reporting Standards (IFRS)

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreement” means this senior secured credit facility agreement, as it may be amended, supplemented and varied from time to time, including its Schedules and any Transfer Certificate.

“Applicable Margin” means:
(a)	the Eksportfinans GIEK Corcovado Facility Loan Margin and Eksportfinans GIEK Olympia Facility Loan Margin for the Eksportfinans GIEK Facilities; or

(b)	the Corcovado Facility Loan Margin and the Olympia Facility Loan Margin for the Commercial Facilities;
as the context may require.

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“Approved Brokers” means the ship broker/consultancy firms RS Platou, Fearnleys and ODS Petrodata or such other reputable and independent consultancy or ship broker firm approved by the Required Lenders, such consent not to be unreasonably withheld or delayed.

“Assignment of Earnings” means assignment agreement for the first priority assignment of the Earnings to be made between the relevant Obligors and the Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to the Finance Parties.

“Assignment of Earnings Accounts” means assignment agreement for the first priority assignment of the Earnings Accounts to be made between the relevant Obligors and the Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to the Finance Parties.

“Assignment of Insurances” means assignment agreement for the first priority assignment of the Insurances to be made between the relevant Obligors and the Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to the Finance Parties.

“Assignment of Minimum Cash Accounts” means assignment agreements for the first priority assignment of the Minimum Cash Accounts to be made between the Borrower and the Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to the Finance Parties.

“Auditors” means well reputable and international recognised accountancy firms acceptable to the Required Lenders such as PricewaterhouseCoopers, Deloitte Touche Tohmatsu, Ernst & Young, KPMG and Moore Stephens or such other firm approved in advance by the Required Lenders (such approval not to be unreasonably withheld or delayed).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means for the Eksportfinans GIEK Facilities and the Commercial Facilities the period from and including the date of this Agreement to and including 31 May 2011.

“Available Commitment” means a Lender’s Commitment less:
(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Loan the amount of its participation in the Loan that is due to be made on or before the proposed Utilisation Date.
“Break Costs” means the amount (if any) by which:
(a)	the interest (subject to Clause 11.3 (Break Costs) excluding the Applicable Margin) which a Lender should have received for the period from the date of receipt of all or part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum been paid on the last day of that Interest Period; exceeds

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in

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the relevant interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period as further described in Clause 11.3 (Break Costs).
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in Oslo and London (or any other relevant place of payment under Clause 31 (Payment mechanics)).

“Cash” means
(a)	cash in hand legally and beneficially owned by a member of the Ocean Rig Group; and

(b)	cash deposits legally and beneficially owned by a member of the Ocean Rig Group, and which are deposited with (i) the Lenders, (ii) any other deposit taking institution having a rating of at least A- from Standard & Poor’s Rating Group Services or the equivalent with any other principal credit rating agency in the United States of America or Europe, (iii) EFG Eurobank Ergasias S.A. or (iv) any other bank or financial institution approved by the Agent (on behalf of the Required Lenders) which in each case:
(i)	is free from any Security Interest, other than pursuant to the Security Documents;

(ii)	is otherwise at the free and unrestricted disposal of the relevant member of the Ocean Rig Group , by which it is owned; and

(iii)	in the case of cash in hand or cash deposits held by a member of the Ocean Rig Group , other than the Borrower, is (in the opinion of the Agent, upon such documents and evidence as the Agent may require the Borrower to provide in order to form the basis of such opinion) capable or, upon the occurrence of an Event of Default under this Agreement, would become capable of being paid without restriction to the Borrower within five (5) Business Days of its request or demand therefore either by way of a dividend or by way of a repayment of principal (or the payment of interest thereon) in respect of an intercompany loan from the Borrower to that Subsidiary.
“Cash Equivalent” means at any time:
(a)	any investment in marketable debt obligations issued or guaranteed by (i) a government or (ii) an instrumentality or agency of a government and in respect of (i) and (ii) having a credit rating of either A-l or higher by Standard & Poor’s Rating Group Services or the equivalent with any other principal credit rating agency in the United States of America or Europe, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(b)	commercial paper (debt obligations) not convertible or exchangeable to any other security:
(i)	for which a recognised trading market exists;

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(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom or Norway;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of at least A-1 or higher by Standard & Poor’s Rating Group Services or the equivalent with any other principal credit rating agency in the United States of America or Europe;
(c)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Group Services or the equivalent with any other principal credit rating agency in the United States of America or Europe, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (b) above and (iii) can be turned into cash on not more than 5 days’ notice; or

(d)	any other debt security approved by the Agent (on behalf of the Required Lenders), in each case, to which any member of the Ocean Rig Group is alone (or together with other members of the Ocean Rig Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Ocean Rig Group or subject to any Security Interest.

“Charter Contracts” means each of the charter contracts for the Drillships listed in Part II of Schedule 2 (Guarantors and Collateral Drillships) and entered into between an Obligor and an oil company at the date of this Agreement.

“Commercial Facilities” means the Corcovado Facility and the Olympia Facility.

“Commercial Facility Loans” means the Corcovado Facility Loan and the Olympia Facility Loan.

“Commercial Lenders” means banks and financial institutions listed as the Commercial Lenders in Schedule 1 (Lenders and Commitments) and any New Lender, which in each case has not ceased to be a Party in accordance with the terms of this Agreement, but for the avoidance of doubt excluding Eksportfinans.

“Commitment(s)” means:
(a)	in relation to a Lender the amount set opposite its name under the heading “Commitments” in Schedule 1 (Lenders and Commitments) and the amount of any other Commitment transferred to it pursuant to Clause 28.2 (Assignments and transfers by the Lenders); and

(b)	in relation to any New Lender, the amount of any Commitment transferred to it pursuant to Clause 28.2 (Assignments and transfers by the Lenders), to the extent not cancelled, reduced or transferred by it under this Agreement.
“Compliance Certificate” means a certificate substantially in the form as set out in Schedule 5 (Form of Compliance Certificates) and delivered pursuant to Clause 21.2 (Compliance Certificate).

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“Corcovado Facility” means the Corcovado Facility made available under this Agreement as described in Clause 2.1 (Facility).

“Corcovado Facility Loan” means the principal amount of the Corcovado Facility for the time being outstanding under this Agreement.

“Corcovado Facility Loan Commitment” means USD 275,000,000, as that amount may be reduced, cancelled or terminated in accordance with this Agreement.

“Corcovado Facility Loan Margin” means 3.25 per cent per annum.

“Current Assets” means, on any date, the aggregate value of the assets of the Ocean Rig Group (on a consolidated basis), which are treated as current assets in accordance with Accounting Principles.

“Current Liabilities” means, on any date, the aggregate amount of all liabilities of the Ocean Rig Group (on a consolidated basis) which are treated as current liabilities in accordance with Accounting Principles, but excluding short term portion of long term debt.

“Current Ratio” means the ratio of Current Assets to Current Liabilities.

“Default” means an Event of Default or any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Drillship” means each of the collateral drillships listed in Part II of Schedule 2 (Guarantors and Collateral Drillships) each of which is owned by the respective Drillship Owner as set out therein.

“Drillship Owner” means each company named as owner of a Drillship pursuant to Part II of Schedule 2 (Guarantors and Collateral Drillships).

“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to any Obligor and which arise out of the use of or operation of any of the Drillships, including (but not limited to):
(a)	all freight, hire and passage moneys payable to an Obligor, including (without limitation) payments of any nature under any charter or agreement for the employment, use, possession, management and/or operation of any of the Drillships;

(b)	any claim under any guarantees related to freight and hire payable to an Obligor as a consequence of the operation of any of the Drillships;

(c)	compensation payable to an Obligor in the event of any requisition of any of the Drillships or for the use of any of the Drillships by any government authority or other competent authority;

(d)	remuneration for salvage, towage and other services performed by any of the Drillships payable to an Obligor;

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(e)	demurrage and retention money receivable by an Obligor in relation to any of the Drillships;

(f)	all moneys which are at any time payable under the Insurances in respect of loss of earnings;

(g)	if and whenever any of the Drillships is employed on terms whereby any moneys falling within litra a) to f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to such Drillship(s); and

(h)	any other money whatsoever due or to become due to an Obligor from third parties in relation to any of the Drillships, or otherwise.
“Earnings Accounts” means the bank accounts of each of the companies within the Restricted Group from time to time each of which shall be held with the Agent or any of the Agent’s corresponding banks and to which all the Earnings and any proceeds of the Insurances shall be paid.

“EBITDA” means the earnings before interest expenses, taxes, depreciation and amortization of the Ocean Rig Group not taking into account any exceptional or extraordinary items on a consolidated basis for the previous period of twelve (12) months.

“EIA” means Environmental Impact Assessment.

“Eksportfinans GIEK Corcovado Facility” means the Eksportfinans GIEK Corcovado Facility made available under this Agreement as described in Clause 2.1 (Facility).

“Eksportfinans GIEK Corcovado Facility Loan” means the principal amount of the Eksportfinans GIEK Corcovado Facility for the time being outstanding under this Agreement.

“Eksportfinans GIEK Corcovado Facility Loan Commitment” means USD 125,000,000 as that amount may be reduced, cancelled or terminated in accordance with this Agreement.

“Eksportfinans GIEK Corcovado Facility Loan Margin” means 0.78 per cent per annum.

“Eksportfinans GIEK Facilities” means the Eksportfinans GIEK Corcovado Facility and the Eksportfinans GIEK Olympia Facility.

“Eksportfinans GIEK Facility Loans” means the Eksportfinans GIEK Corcovado Facility Loans and the Eksportfinans GIEK Olympia Facility Loan.

“Eksportfinans GIEK Olympia Facility” means the Eksportfinans GIEK Olympia Facility made available under this Agreement as described in Clause 2.1 (Facility).

“Eksportfinans GIEK Olympia Facility Loan” means the principal amount of the Eksportfinans GIEK Olympia Facility for the time being outstanding under this Agreement.

“Eksportfinans GIEK Olympia Facility Loan Commitment” means USD 125,000,000 as that amount may be reduced, cancelled or terminated in accordance with this Agreement.

“Eksportfinans GIEK Olympia Facility Loan Margin” means 0.78 per cent per annum.

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“Eksportfinans Loans” means any Eksportfinans GIEK Corcovado Facility Loan and Eksportfinans GIEK Olympia Facility Loan.

“Environmental Approval” means any permit, licence, consent, approval and other authorisations and the filing of any notification, report or assessment required under any Environmental Law for the operation of the Drillships and for the operation of the business of the Obligors and any member of the Ocean Rig Group.

“Environmental Claim” means any claim, proceeding or investigation by any party in respect of any Environmental Law or Environmental Approval.

“Environmental Law” means any applicable law or regulation which relates to:
(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.
“Equity” means, on any date, the Ocean Rig Group’s (on a consolidated basis) nominal book value of equity treated as equity in accordance with Accounting Principles.

“Equity Ratio” means the ratio of Equity to Total Assets.

“Event of Default” means any event or circumstance specified as such in Clause 26 (Events of Default).

“Exchange” means NASDAQ or another internationally recognised stock exchange where Ocean Rig UDW Inc. is listed.

“Exchange Act” means the U.S. Securities Exchange Act of 1934 (as amended).

“Existing Indebtedness” means the USD 325,000,000 bridge facility related to the Drillship Ocean Rig Corcovado, owed to Deutsche Bank whereof USD 325,000,000 is outstanding.

“Facility” means the senior secured credit facility, divided into the Commercial Facilities and the Eksportfinans GIEK Facilities, made available under this Agreement.

“Fee Letters” means any letters entered into by reference to this Agreement in relation to any fees.

“Final Maturity Date” means the 5th anniversary of the date of this Agreement, but not later than 31 May 2016.

“Finance Documents” means this Agreement, the GIEK Guarantee, any Compliance Certificate, any Fee Letters, any Hedging Agreement, any Utilisation Request, the Security Documents and any other document (whether creating a Security Interest or not) which is executed at any time by any of the Obligors or any other person as security for, or to establish any form of subordination to the Finance Parties under this Agreement or any of the other documents referred to herein or therein and any such other document designated as a “Finance Document” by the Agent and the Borrower.

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“Finance Lease” means a lease or charterparty which would be classified as a finance lease in accordance with the Accounting Principles of the Borrower or any other transaction which is required to be classified and accounted for as a liability or asset on the face of the Ocean Rig Group’s consolidated balance sheet in accordance with Accounting Principles.

“Finance Party” means each of the Agent, the Hedge Counterparty and the Lenders.

“Financial Indebtedness” means any of the following (whether or not the same are required to be classified and accounted for as a liability on the face of the Ocean Rig Group’s consolidated balance sheet in accordance with Accounting Principles):
(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any derivative transaction (and, when calculating the value of that transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of any entity which is not a member of the Ocean Rig Group which liability would fall within one of the other paragraphs of this definition;

(h)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the Final Maturity Date or are otherwise classified as borrowings under the Accounting Principles;

(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 30 days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

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“Financial Support” means loans, guarantees, credits, indemnities or other form of financial support.

“First Utilisation Date” means the date, on which the first Utilisation under the Agreement occurs during the Availability Period.

“GIEK” means Garanti-Instituttet for Eksportkreditt of Dronning Maudsgate 15, Vika, N-0122 Oslo, Norway, organisation no 974 760 908.

“GIEK Conditions” means the terms and conditions of GIEK for the issuance of the GIEK Guarantee set out in GIEK’s offer for buyer’s credit guarantee No. 101662 and 101669 and “General Conditions for Export Guarantee (December 2006)”.

“GIEK Guarantee” means a guarantee issued by GIEK in favour of Eksportfinans (buyer’s credit guarantee No. 101662 and 101669) pursuant to which GIEK has guaranteed or will guarantee the payment to Eksportfinans of 100 per cent of the Eksportfinans GIEK Facilities in circumstances therein specified and on the GIEK Conditions.

“Guarantors” means the guarantors listed in Part I of Schedule 2 (Guarantors and Collateral Drillships), being Dryships Inc., Ocean Rig UDW Inc., Drillship Hydra Shareholders Inc., Drillship Paros Shareholders Inc., Drillship Hydra Owners Inc. and Drillship Paros Owners Inc.

“Hedge Counterparty” means any of the Lenders or its Affiliates and ABN AMRO Bank N. V. as a Hedge Counterparty, if relevant.

“Hedging Agreement” means (if relevant) any master agreement, confirmation, schedule or other agreement entered into or to be entered into by any of the Obligors or the Borrower and a Hedge Counterparty for the purpose of hedging interest rate liabilities and/or any exchange rate or similar agreements hedging the Facility, provided always that the parties’ obligations are to be set off at market price either on a continuous basis or upon default.

“Holding Company” means a company which is defined as the parent company following the principles of the Norwegian Public Companies Act of 1997 No. 45 § 1-3.

“Insurance Report” means an insurance report in respect of the Insurances confirming that such Insurances are placed with such insurers, insurance companies and/or clubs in such amounts, against such risks and in such form as acceptable to the Agent (acting on the instructions from the Finance Parties) and comply with the requirements under Clause 25.3 (Insurance) and the GIEK Guarantee prepared by Aon Bank Assure Insurance Services Inc., or such other reputable insurance advisor approved by the Agent, and dated on or about the date of this Agreement and addressed to, and capable of being relied upon by, the Finance Parties.

“Insurances” means all the insurance policies and contracts of insurance including (without limitation) those entered into in order to comply with the terms of Clause 25.3 (Insurance) which are from time to time in place or taken out or entered into by or for the benefit of the Obligors (whether in the sole name of the Obligors or in the joint names of the Obligors and any other person) in respect of the Drillships or otherwise in connection with the Drillships and all benefits thereunder (including claims of whatsoever nature and return of premiums).

“Interest Cover Ratio” means the ratio of the Ocean Rig Group’s consolidated EBITDA to interest expenses for the previous period of twelve (12) months.

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“Interest Payment Date” means the last day of each Interest Period.

“Interest Period” means, in relation to a Loan, each of the successive periods determined in accordance with Clause 10.1 (Selection of Interest Periods), and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Intra-Group Charterer” means each Subsidiary named as Intra-Group Charterer pursuant to Part II of Schedule 2 (Guarantors and Collateral Drillships).

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002.

“Lenders” means the Commercial Lenders and Eksportfinans listed in Schedule 1 (Lenders and Commitments), and any New Lender, which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Leverage Ratio” means the Net Funded Debt divided by EBITDA.

“LIBOR” means, in relation to a Loan:
(a)	The applicable interest settlement rate for the relevant period as displayed on Reuters screen page Libor 01, or Libor 02, as appropriate; or

(b)	(if Reuters screen page referred to in (a) is not available for the Interest Period of that Loan or other sum) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. (London time) on the second Business Day prior to the relevant Interest Period for the offering of deposits in USD and for a period comparable to the Interest Period for that Loan or other sum.

“Loan(s)” means the aggregate Eksportfinans GIEK Corcovado Facility Loan, Eksportfinans GIEK Olympia Facility Loan, the Corcovado Facility Loan and the Olympia Facility Loan outstanding under this Agreement from time to time or a loan made or to be made under the Facility.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 9 (Mandatory Cost Formula).

“Market Value” means the fair market value of each of the Drillships, being the average of valuations of the Drillship obtained from two (2) of the Approved Brokers (elected by the Borrower), with or without physical inspection of the Drillship (as the Agent may require) on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, on an “as is, where is” basis, free of any existing contract of employment and/or similar arrangement.

“Material Adverse Effect” means a material adverse effect on:
(a)	the property, nature of assets, business, operation, liabilities or condition (financial or otherwise) or prospects of any Ocean Rig Obligor or the Ocean Rig Group as a whole;

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(b)	the ability of any of the Ocean Rig Obligors or the Ocean Rig Group as a whole to perform any of their obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any security granted or purporting to be granted pursuant to any of the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.
“Minimum Cash Accounts” means the bank accounts held by the Borrower with the Agent and ABN AMRO Bank N. V., respectively, in which a total amount equal to the minimum Cash and Cash Equivalent required at any time pursuant to Clause 22.1(b) will be held.

“Mortgages” means each of the first priority mortgages and any deed of covenants thereto, to be executed by each of the Drillship Owners against each of the respective Drillships in a Ship Registry in favour of the Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to the Agent (on behalf of the Finance Parties), to cover an amount of up to USD 1,320,000,000 for each Drillship.

“Net Funded Debt” means on a consolidated basis all interest bearing debt for the Ocean Rig Group less Cash and Cash Equivalents less restricted cash (provided however that any debt related to any drilling unit which has been in operation for a period of less than 12 months shall not be taken into account).

“New Lender” has the meaning set out in Clause 28 (Changes to the Parties).

“Norwegian Equipment” means the equipment manufactured by National Oilwell Norway AS and certain other Norwegian exporters, as evidenced to the satisfaction of Eksportfinans pursuant to Clause 4.2.

“Obligors” means the Borrower and the Guarantors and an Obligor means any of them.

“Ocean Rig Corcovado” means the drillship listed in Part II of Schedule 2 (Guarantors and Collateral Drillship) described as “Ocean Rig Corcovado”.

“Ocean Rig Group” means Ocean Rig UDW Inc. and its Subsidiaries from time to time.

“Ocean Rig Obligors” means the Obligors except for the Shareholder Guarantor, and an Ocean Rig Obligor means any of them.

“Ocean Rig Olympia” means the drillship listed in Part II of Schedule 2 (Guarantors and Collateral Drillship) described as “Ocean Rig Olympia”.

“Olympia Facility” means the Olympia Facility made available under this Agreement as described in Clause 2.1 (Facility).

“Olympia Facility Loan” means the principal amount of the Olympia Facility for the time being outstanding under this Agreement.

“Olympia Facility Loan Commitment” means USD 275,000,000, as that amount may be reduced, cancelled or terminated in accordance with this Agreement.

“Olympia Facility Loan Margin” means 3.25 per cent per annum.

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“Original Financial Statements” means in relation to (a) Ocean Rig UDW Inc., and its Subsidiaries; the audited consolidated financial statements for the financial year ending on 31 December 2009, and (b) Ocean Rig UDW Inc and its Subsidiaries., detailed projected consolidated financial statements for the five (5) fiscal years ending after the date of this Agreement, which shall reflect the forecasted financial condition of Ocean Rig UDW Inc., and its Subsidiaries after the incurrence of the indebtedness under the Finance Documents .

“Party” means a party to this Agreement (including its successors and permitted transferees).

“Permitted Holders” means (i) George Economou, his direct lineal descendants, the personal estate of any of the aforementioned persons and any trust created for the benefit of one or more of the aforementioned persons and their estates or beneficially majority owned or controlled corporations, and (ii) the Shareholder Guarantor.

“Permitted Encumbrances” means in respect of any Drillship owned by any member of the Ocean Rig Group:
(a)	liens for current crews’ wages and salvage;

(b)	any ship repairer’s or outfitter’s possessory lien arising by operation of law and not exceeding USD 2,500,000;

(c)	any other liens incurred in the ordinary course of operating such Drillship not exceeding USD 2,500,000; and

(d)	liens in favour of the Agent to secure any or all obligations of the Obligors created under the Finance Documents and secured by the Security Documents.
“Qualified IPO” means a bona fide underwritten sale to the public of common stock of Ocean Rig UDW Inc. pursuant to a registration statement (other than any form relating to securities issuable under any benefit plan of Ocean Rig UDW Inc. or any of its Subsidiaries, as the case may be) that is declared effective by the Securities and Exchange Commission or any successor thereto and listed on an Exchange.

“Quarter Date” means 31 March, 30 June, 30 September and 31 December.

“Quarterly Accounts” means the Ocean Rig Group’s consolidated financial statements for the relevant financial quarter to be delivered pursuant to Clause 21.1 (Financial Statements).

“Quotation Day” means the day occurring two (2) Business Days prior to the commencement of an Interest Period, unless market practice differs, in which case the Quotation Day for USD will be determined by the Agent in accordance with market practice (and if quotations would normally be given by leading banks in the market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means ABN AMRO Bank N.V. Oslo Branch, and Nordea Bank Finland Plc., London Branch.

“Restricted Group” means the Borrower and its Subsidiaries from time to time.

“Required Lenders” means (it being understood that references to Required Lenders shall be interpreted with a view to Clause 35.3.2);

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(a)	if there are no Loans outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of the Loans then outstanding.
“Satisfactory Employment Contract” means a charter contract for the employment of a Drillship, in form and substance satisfactory to all Lenders, in their discretion.

“Security Documents” means all or any security documents as may be entered into from time to time pursuant to Clause 19 (Security), including the guarantee and indemnity granted by the Guarantors pursuant to Clause 18 (Guarantee and Indemnity), all to be in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

“Security Interest” means any mortgage, charge (whether fixed or floating), encumbrance, pledge, lien, assigmnent by way of security, finance lease, sale and repurchase or sale and leaseback arrangement, sale of receivables on a recourse basis or other security interest or any other agreement or arrangement having the effect of conferring security.

“Security Period” means the period commencing on the date of this Agreement and ending the date on which the Agent notifies the Borrower and the other Finance Parties that:
(a)	all amounts which have become due for payment by the Borrower or any other party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents;

(c)	the Borrower has no future or contingent liability under any provision of this Agreement and the other Finance Documents;

(d)	the Agent and the Required Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document; and

(e)	there are no Commitments in force.
“Share Charges” means the first priority share charges over all the shares of each member of the Restricted Group as security for the Obligors’ obligations under the Finance Documents in form and substance satisfactory to the Agent on behalf of the Finance Parties.

“Shareholder Guarantor” means Dryships Inc.

“Ship Registry” means the ship registry of the Marshall Islands and such other ship registry as approved by all Lenders.

“Solvent” means, with respect to any person on a particular date, that on such date (a) the present fair saleable value of the assets of such person is not less than the amount that will be

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required to pay the probable liability of such person on its debts as they become absolute and matured, (b) such person does not intent to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay as such debts and liabilities mature and (c) such person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such person’s property would be unreasonably small in relation to such business or such transaction.

“Subsidiary” means an entity from time to time of which a person:
(a)	has direct or indirect control; or

(b)	owns directly or indirectly more than fifty (50) per cent (votes and/or capital), for the purpose of paragraph (a), an entity shall be treated as being controlled by a person if that person is able to direct its affairs and/or control the composition of its board of directors or equivalent body.

“Tax on Overall Net Income” means a Tax imposed on a Finance Party by the jurisdiction under the laws of which it is incorporated, or in which it is located or treated as resident for tax purposes, on:
(a)	the net income, profits or gains of that Finance Party world wide; or

(b)	such of the net income, profits or gains of that Finance Party as are considered to arise in or relate to or are taxable in that jurisdiction.
“Taxes” means all present and future taxes, levies, imposts, duties, charges, fees, deductions and withholdings, and any restrictions and or conditions resulting in a charge together with interest thereon and penalties in respect thereof and “tax” and “taxation” shall be construed accordingly.

“Total Assets” means on any date the Ocean Rig Group’s (on a consolidated basis) book value of assets which are treated as assets in accordance with Accounting Principles.

“Total Commitments” means the aggregate of the Corcovado Facility Loan Commitment, the Olympia Facility Loan Commitment, the Eksportfinans GIEK Corcovado Facility Loan Commitment and the Eksportfinans GIEK Olympia Facility Loan Commitment, being USD 800,000,000 at the date of this Agreement as that amount may be reduced, cancelled or terminated in accordance with this Agreement.

“Total Loss” means, in relation to any of the Drillships:
(a)	the actual, constructive, compromised, agreed, arranged or other total loss of such Drillship;
and/or
(b)	any hijacking, theft, condemnation, capture, seizure, destruction, abandonment, arrest, expropriation, confiscation, requisition or acquisition of such Drillship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a governmental or

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official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to extension) unless it is within one (1) month from the Total Loss Date redelivered to the full control of the Borrower or any of the Guarantors.
“Total Loss Date” means:
(a)	in the case of an actual total loss of any of the Drillships, the date on which it occurred or, if that is unknown, the date when such Drillship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of any of the Drillships, the earlier of: (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling six (6) months after notice of abandonment of such Drillship was given to the insurers; and (ii) the date of compromise, arrangement or agreement made by or on behalf of the Borrower with the relevant Drillship’s insurers in which the insurers agree to treat such Drillship as a total loss; or

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.
“Transfer Certificate” means a certificate substantially in the form as set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in respect of a Transfer (as defined in Clause 28.2 (Assignments and transfers by Lenders)) the later of:
(a)	the proposed Transfer Date as set out in the Transfer Certificate relating to the Transfer; and

(b)	the date on which the Agent executes the Transfer Certificate.
“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“USD” means the lawful currency of the United States of America.

“Utilisation” means utilisation of a Loan.

“Utilisation Date” means the date on which a Utilisation is made.

“Utilisation Request” means a notice substantially in the relevant form set out in Part I of Schedule 4 (Form of Utilisation Requests).

“VAT” means value added tax and any other tax of similar nature.

“Yard” means Samsung Heavy Industries Co. Ltd, South Korea.

1.2	Construction
In this Agreement, unless the context otherwise requires:

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(a)	Clause and Schedule headings are for ease of reference only;

(b)	words denoting the singular number shall include the plural and vice versa;

(c)	references to Clauses and Schedules are references, respectively, to the Clauses and Schedules of this Agreement;

(d)	references to a provision of law is a reference to that provision as it may be amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law;

(e)	the “Agent”, a “Mandated Lead Arranger”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party”, or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Agent, any person for the time being appointed as Agent in accordance with the Finance Documents;

(f)	references to “control” means the power to appoint a majority of the board of directors or to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise;

(g)	references to “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(h)	references to a “person” shall include any individual, firm, partnership, joint venture, company, corporation, trust, fund, body, corporate, unincorporated body of persons, or any state or any agency of a state or association (whether or not having separate legal personality); and

(i)	an Event of Default is “continuing”, if it has not been remedied or waived by the Lenders
2.	THE FACILITY

2.1	Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower, during the applicable Availability Period, a USD senior secured credit facility for Utilisations in the aggregate principal amount of up to the Total Commitments as follows:
(a)	a term loan facility in an amount equal to the Eksportfinans GIEK Corcovado Facility Loan Commitment granted by Eksportfinans (the “Eksportfinans GIEK Corcovado Facility”);

(b)	a term loan facility in an amount equal to the Eksportfinans GIEK Olympia Facility Loan Commitment granted by Eksportfinans (the “Eksportfinans GIEK Olympia Facility”);

(c)	a term loan facility in an amount equal to the Corcovado Facility Loan Commitment granted by the Commercial Lenders (the “Corcovado Facility”); and

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(d)	a term loan facility in an amount equal to the Olympia Facility Loan Commitment granted by the Commercial Lenders (the “Olympia Facility”).
2.2	Finance Parties’ rights and obligations
(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Finance Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from any of the Obligors shall be a separate and independent debt. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
2.3	Borrower’s Authority
(a)	Each Obligor (other than the Borrower), by its execution of this Agreement, irrevocably authorises the Borrower to act on its behalf as its agent in relation to the Finance Documents and authorises:
(i)	the Borrower, on its behalf, to supply all information concerning itself, its financial condition and otherwise to the Finance Parties as contemplated under this Agreement and to give all notices and instruction to be given by such Obligor under the Finance Documents, to execute, on its behalf, any Finance Document and to enter into any agreement and amendment in connection with the Finance Documents (however fundamental and notwithstanding any increase in obligations of or other effect on an Obligor) including confirmation of guarantee obligations in connection with any amendment or consent in relation to the Facility, without further reference to or the consent of such Obligor and each Obligor to be obliged to confirm such authority in writing upon the request of the Agent; and

(ii)	each Finance Party to give any notice, demand or other communication to be given to or served on such Obligor pursuant to the Finance Documents to the Borrower on its behalf, and in each such case such Obligor will be bound thereby (and shall be deemed to have given/received notice thereof) as though such Obligor itself had been given such notice and instructions, executed such agreement or received any such notice, demand or other communication.
(b)	Every act, omission, agreement, undertaking, waiver, notice or other communication given or made by the Borrower under this Agreement, or in connection with this Agreement (whether or not known to any Obligor) shall be binding for all purposes on all other Obligors as if the other Obligors had expressly made, given or concurred with the same. In the event of any conflict between any notice or other communication of the Borrower and any other Obligor, the choice of the Borrower shall prevail.

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3.	PURPOSE

3.1	Purpose
The Borrower shall apply all amounts utilised by it hereunder (i) to finance, in part, the Norwegian Equipment, (ii) to refinance the Existing Indebtedness, (iii) to refinance, in part, the capital expenditures related to the Drillships incurred upon delivery from the Yard, (iv) towards paying fees and expenses incurred in relation to the Finance Documents and (v) for the Restricted Group’s general corporate and working capital purposes.
3.2	Monitoring
Without prejudice to the obligations of the Borrower under this Clause 3 (Purpose), no Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4.	CONDITIONS PRECEDENT

4.1	Conditions precedent for the First Utilisation Date
The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the proposed First Utilisation Date the Agent has received certified copies or (in respect of the documents or compliance with ISM and ISPS Code and/or any other registration and/or trading certificates which are kept on board the Drillships) copies of all of the documents and other evidence listed in Schedule 3 (Conditions Precedent to the First Utilisation Date), in form and substance satisfactory to the Agent (acting on the instructions from the Required Lenders).
4.2	Eksportfinans conditions precedent
The Borrower may not deliver a Utilisation Request unless Eksportfinans has received evidence, in form and substance satisfactory to Eksportfinans, that:
(a)	Norwegian Equipment has been delivered in accordance with the terms of the respective equipment contracts; and

(b)	the aggregate amount of the Norwegian Equipment exceeds USD 500,000,000.
4.3	Waiver of conditions precedent and conditions subsequent
The conditions specified in this Clause 4 (Conditions Precedent) are solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent (acting on the instructions of the Required Lenders unless it is a non-material matter of administrative or technical character where the Agent may act in its sole discretion), save for conditions which are comprised by Clause 35.3.2 (Exceptions) which will be subject to consent from all the Lenders. The Finance Parties shall be notified by the Agent of a waiver granted pursuant to this Clause.

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5.	UTILISATION

5.1	Delivery of a Utilisation Request
Subject to Clause 4 (Conditions Precedent), the Borrower may utilise the Facility by delivering to the Agent a duly completed Utilisation Request no later than 10:00 hours (London time) three (3) Business Days prior to the proposed Utilisation Date.
5.2	Completion of a Utilisation Request
A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(a)	it specifies whether it is for a Corcovado Facility Loan, an Olympia Facility Loan, an Eksportfinans GIEK Corcovado Facility Loan or an Eksportfinans GIEK Olympia Facility Loan;

(b)	the proposed Utilisation Date is a Business Day within the applicable Availability Period and the amount of the proposed Commercial Facility Loan is in a minimum amount of USD 1,000,000 and which (together with the Loans outstanding) is not more than available pursuant to Clause 2.1 (Facility);

(c)	the currency specified is USD; and

(d)	the proposed Interest Period complies with Clause 10 (Interest Periods).
5.3	Availability
(a)	Any amount of the Total Commitments not utilised by the expiry of the applicable Availability Period shall automatically be cancelled at close of business in London on such date.

(b)	Only one single utilisation may be made in respect of each of the Facilities and all Facilities shall be utilised simultaneously at the First Utilisation Date. No Loans may subsequently be re-borrowed once repaid.

(c)	No more than three (3) Corcovado Facility Loans and three (3) Olympia Facility Loans may be outstanding at each time. No more than one (1) Eksportfinans GIEK Corcovado Facility Loan and one (1) Eksportfinans GIEK Olympia Facility Loan may be outstanding at each time.
5.4	Lenders’ participation
Upon receipt of a Utilisation Request, the Agent shall notify each Lender of the details of the requested Loan and the amount of each Lender’s participation in the relevant Loan. If the conditions set out in this Agreement have been met, each Lender shall no later than 10:00 hours (London time) on the relevant Utilisation Date make available to the Agent for the account of the Borrower an amount equal to its participation in the Loan to be advanced pursuant to the relevant Utilisation Request.

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6.	REPAYMENT

6.1	Scheduled Repayments
The Borrower shall repay each Eksportfinans Loan and each Commercial Facility Loan made to it by consecutive quarterly repayments as set out in Schedule 7 (Repayments) and the first repayment shall occur three (3) months from the First Utilisation Date.
6.2	Final repayment
On the Final Maturity Date the Borrower shall repay the Commercial Facility Loans then outstanding under this Agreement in full, together with all other sums due and outstanding under the Finance Documents at such date (if any). If the Commercial Facility Loans becomes due and payable, and not refinanced on terms acceptable to GIEK, the Eksportfinans GIEK Loans will also be due and payable.
6.3	Control account
The Agent will maintain a control account showing the amount of the Loans and interest accrued thereon from time to time and other charges in respect of the Loans and all payments in respect thereof made by the Borrower from time to time under this Agreement and shall enter promptly all relevant details relating thereto in such control account. Such control account shall, in the absence of manifest error, be conclusive as to the aggregate amount from time to time due from the Borrower to Eksportfinans in respect of the principal of, and interest on, the Loans and other charges in respect of the Loans.
7.	VOLUNTARY PREPAYMENT
7.1	Voluntary prepayment

Subject to Clause 7.2.4 (Application) below, the Borrower may, by giving the Agent not less than ten (10) Business Days prior written notice, prepay the whole or any part of the Commercial Facility Loans or the Eksportfinans GIEK Facility Loans (but if in part, in a minimum amount of USD 1,000,000 (or such lesser amount as consented to by the Agent) and in integral multiples of USD 1,000,000) provided that each prepayment is made pro rata in respect of each of the Commercial Facility Loans and the Eksportfinans GIEK Facility Loans.
7.2	Terms and conditions for prepayments

7.2.1	Irrevocable notice
The Borrower may not prepay all or part of the Loans except as expressly provided in this Agreement.

Any notice of prepayment by the Borrower under this Clause 7 shall be irrevocable and shall specify the date upon which the prepayment is to be made and the amount of the prepayment.
7.2.2	Additional payments
Any prepayment under this Agreement shall be made together with (i) accrued interest on the amount prepaid and (ii) subject to any Break Costs pursuant to Clause 11.3 (Break Costs).

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7.2.3	Forwarding of notice of prepayment
If the Agent receives a notice under this Clause 7, it shall promptly forward a copy of that notice to the Lenders.
7.2.4	Application
Any voluntary prepayment made pursuant to this Clause 7 (Voluntary Prepayment) shall be applied to reduce the Borrower’s repayment obligations pro rata pursuant to Clause 6.1 (Scheduled Repayments).
7.2.5	Amended Repayment Schedule
Upon any prepayment the Agent shall, if applicable, replace Schedule 7 (Repayments) with an amended and new repayment schedule reflecting the correct scheduled amounts and provide a copy to the Borrower and the Lenders thereof.
8.	MANDATORYPREPAYMNT
8.1	Total Loss or sale
(a)	If any of the Drillships are sold or otherwise is disposed of in whole or in part, or suffers a Total Loss, on the Disposal Reduction Date, the Commercial Facility Loans and the Eksportfinans Loans shall be prepaid with the amount set out under the relevant Drillship below (each a “Disposal Reduction Amount”) and otherwise in accordance with Clause 8.6 (Terms and conditions for prepayments):

Drillship	Ocean Rig Corcovado	Ocean Rig Olympia
Eksportfinans GIEK Corcovado Facility	$125,000,000	$0
Eksportfinans GIEK Olympia Facility	$0	$125,000,000
Corcovado Facility	$275,000,000	$0
Olympia Facility	$0	$275,000,000
Total amount:	$400,000,000	$400,000,000

(b)	Notwithstanding the reduction amounts designated for each Drillship, it is for the avoidance of doubt understood that the designated amounts set out above are maximum amounts for the relevant Facility and that a mandatory prepayment following a sale or Total Loss of a Drillship shall not exceed the amount which is actually borrowed or made available to the Borrower under the relevant Facility on the applicable Disposal Reduction Date.

(c)	For the purpose of this Clause 8.1 the following definition shall apply: “Disposal Reduction Date” means, in relation to a Drillship:
(i)	where such Drillship has become a Total Loss, the date which is the earlier of the date the relevant Disposal Reduction Amount is available and one hundred

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and twenty (120) days after such Drillship became a Total Loss or such later date as may be agreed in writing by the Agent (acting on the instructions of the Lenders); or
(ii)	where such Drillship is sold or otherwise disposed of, the date upon which the sale or disposal of such Drillship is completed.
8.2 Illegality and Commercial Lender’s financial requirements
If it becomes unlawful under any law, regulation, treaty or of any directive of any monetary authority (whether or not having the force of law) in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:
(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	the Agent shall promptly notify the Borrower (specifying the obligations the performance of which is thereby rendered unlawful and the law giving rise to the same and/or the Commercial Lenders financial status) upon receipt of notification in accordance with litra a) above;

(c)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately reduced to zero and cancelled; and

(d)	the Borrower shall repay that Lender’s participation in the Loans on the last day of the Interest Period occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
8.3	Termination Event — Cessation of GIEK Guarantee
If the GIEK Guarantee, for whatever reason (other than due to act or omission of the Borrower as set out in Clause 26.4 (GIEK Guarantee)), ceases to exist, becomes invalid, non binding or unenforceable or is otherwise jeopardized in full or in part, the Total Commitment shall be automatically cancelled and all Loans and other amounts outstanding under the Finance Documents shall fall due for payment on the date of cancellation of the Total Commitment and shall be prepaid within 30 days after such date of cancellation.
8.4	Minimum Market Value
Upon a non-compliance of Clause 25.1 (Minimum Market Value), the Borrower shall:
(a)	prepay the Facility in accordance with Clause 8.6 (Terms and conditions for prepayments) on the date falling 60 days after such breach by an amount equal to the amount which is required for the Borrower to become compliant with Clause 25.1 (Minimum Market Value) again; or

(b)	provide cash collateral or such other security as deemed satisfactory in the opinion of the Required Lenders.

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8.5	Change of control
If:
(a)	at any time prior to a Qualified IPO, any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act), directly or indirectly, in the aggregate equity interests representing 65% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding equity interests of Ocean Rig UDW Inc.;

(b)	at any time after a Qualified IPO, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), other than any combination of the Permitted Holders, shall have acquired beneficial ownership of more than 50% on a fully diluted basis of the voting interest in equity interests of Ocean Rig UDW Inc.; or

(c)	at any time after a Qualified IPO, any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act), directly or indirectly, in the aggregate equity interests representing at least 15% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding equity interests of Ocean Rig UDW Inc., all Loans and other amounts outstanding under the Finance Documents shall be prepaid within 60 days thereafter.
8.6 Terms and conditions for prepayments
8.6.1 Application
All mandatory prepayments made under this Clause 8 shall be applied pro rata between the Commercial Facility and the Eksportfinans GIEK Facility, and applied in accordance with Schedule 7 (Repayments).
Upon any such reduction the Agent shall, if applicable, replace Schedule 7 (Repayments) with an amended and new repayment schedule reflecting the correct scheduled amounts and provide a copy to the Borrower and the Lenders thereof.
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs pursuant to Clause 11.3 (Break Costs) below, without premium or penalty.
8.6.2	Forwarding of notice of prepayment
If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to the Lenders and the Borrower (if applicable).
9.	INTEREST

9.1	Calculation of interest
The rate of interest for the Loan for each Interest Period is the percentage rate per annum which is the aggregate of:

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(a)	the Applicable Margin;

(b)	LIBOR; and

(c)	Mandatory Costs (if any)
Effective rate of interest pursuant to the Norwegian Financial Agreement Act of 1999 No. 46 has been calculated by the Agent as set out in a separate notice from the Agent to the Borrower.

9.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on each Interest Payment Date, however, if the Interest Period is longer than three (3) months, on the date falling at three (3) monthly intervals after the first day of the Interest Period).

9.3	Default interest

If an Obligor fails to pay any amount payable by it under the Finance Documents on its due date, interest shall accrue on the overdue amount from the due date and up to the date of actual payment (both before and after judgment) at a rate determined by the Agent to be two per cent (2.00%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligors on demand by the Agent. Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods
(a)	The Borrower may select an Interest Period for a Loan in a Utilisation Request.

(b)	Each Utilisation Request is irrevocable and must be received by the Agent not later than 10:00 hours (London time) three (3) Business Days before the commencement of that Interest Period.

(c)	If the Borrower fails to deliver a Utilisation Request, the relevant Interest Period will be three (3) months.

(d)	For the Commercial Facility Loans the Borrower may select an Interest Period of one (1), two (2), three (3) or six (6) months or any such other period agreed between the Borrower and the Agent (on behalf of all Lenders), provided that a selection of a one (1) month Interest Period is limited to three (3) times per calendar year.

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(e)	For the Eksportfinans Loans the Borrower may select an Interest Period of three (3) or six (6) months or any such other period agreed between the Borrower and the Agent (on behalf of Eksportfinans).
(f)	An Interest Period for the Loan shall not extend beyond the Final Maturity Date, but shall be shortened so that it ends on the Final Maturity Date.
(g)	An Interest Period for the maturing part of a Loan shall not extend beyond the first subsequent scheduled repayment date after the Utilisation Date of such Loan, but shall be shortened so that it ends on such scheduled repayment date.
(h)	Each Interest Period for a Loan shall start on the relevant Utilisation Date or (if already made) on the last day of its preceding Interest Period.
10.2	Non-Business Day

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.3	Notification of Interest Periods

The Agent will notify the Borrower and the Lenders of the Interest Periods determined in accordance with this Clause 10.

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Market disruption
(a)	If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender’s share of the Loan for the Interest Period shall be the rate per annum which is the sum of:
(i)	the Applicable Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select; and

(iii)	Mandatory Costs (if any).
(b)	In this Agreement, “Market Disruption Event” means:
(i)	at or about 11:00 hours (London time) on the Quotation Day for the relevant Interest Period LIBOR is not available; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed fifty per cent (50.00%) of the Loans) that the

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cost to it or them of obtaining matching deposits in the London interbank market would be in excess of LIBOR.
11.2	Alternative basis of interest or funding

If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest instead of LIBOR. Any alternative basis agreed pursuant to this Clause 11.2 shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

11.3	Break Costs
(a)	The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Cost attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Cost for any Interest Period in which they accrue (a copy of such certificate to be made available to the Borrower upon the request by the Borrower).
12.	FEES

12.1	Commitment fees
(a)	The Borrower shall pay to the Agent (for distribution among the Commercial Lenders) a commitment fee of 40% of the Applicable Margin on the Commercial Lenders’ Available Commitment accruing from the date of this Agreement and up until the First Utilisation Date, payable on the First Utilisation Date.

(b)	The Borrower shall pay to the Agent (for distribution to Eksportfinans) a commitment fee of 40% of the Applicable Margin on Eksportfinans’ Available Commitment accruing from the date of this Agreement and up until the First Utilisation Date, payable on the First Utilisation Date.

(c)	The Borrower shall pay to the Agent (for distribution to GIEK) a commitment fee of 40% of the GIEK Guarantee Fee on Eksportfinans’ Available Commitment accruing from the date of this Agreement and up until the First Utilisation Date, payable on the First Utilisation Date.
12.2	Other fees

The Borrower shall pay such other fees as set out in the Fee Letters.

12.3	Fees payable in respect of the GIEK Guarantee
(a)	The Borrower shall pay to the Agent (for the account of GIEK) a Guarantee fee at the rate of 2.47 per cent per annum on the outstanding amount of the GIEK Guarantee (the

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“GIEK Guarantee Fee”) for the period from the issue of GIEK Guarantee until its expiry date.

(b)	The Guarantee fee on the GIEK Guarantee shall be payable quarterly in arrears on each Quarter Date (or such shorter period as shall end on the expiry date for the GIEK Guarantee).
13.	TAX GROSS-UP AND INDEMNITIES

13.1	Taxes

13.1.1	No withholding

All payments by the Obligors under the Finance Documents shall be made free and clear of and without deduction or withholding for or on account of any Tax or any other governmental or public payment imposed by the laws of any jurisdiction from which or through which such payment is made, unless a Tax deduction or withholding is required by law.

13.1.2	Tax gross-up
(a)	The relevant Obligor shall promptly upon becoming aware that it must make a Tax deduction or withholding (or that there is any change in the rate or the basis of a Tax deduction or withholding) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Lender.

(b)	If a Tax deduction or withholding is required by law to be made by an Obligor:
(i)	the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax deduction or withholding) leaves an amount equal to the payment which would have been due if no Tax deduction or withholding had been required; and

(ii)	that Obligor shall make that Tax deduction or withholding within the time allowed and in the minimum amount required by law.
(c)	Within thirty (30) days of making either a Tax deduction or withholding or any payment required in connection with that Tax deduction or withholding, that Obligor shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax deduction or withholding has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
13.2	Tax indemnity

The Borrower shall (within three (3) Business Days of demand by the Agent) pay to the Agent for the account of the relevant Finance Party an amount equal to the loss, liability or cost which a Finance Party determines will be or has been (directly or indirectly) suffered for or on account of any Tax by such Finance Party in respect of a Finance Document, save for any Tax

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on Overall Net Income assessed on a Finance Party or to the extent such loss, liability or cost is compensated under Clause 13.1.2 (Tax gross-up).

13.3	VAT

All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Document shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Borrower shall pay to the Agent for the account of such Finance Party (in addition to the amount required pursuant to the Finance Documents) an amount equal to such VAT.

14.	INCREASED COSTS

14.1	Increased Costs
(a)	The Borrower shall, upon demand from the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law, regulation or treaty or any directive of any monetary authority (whether or not having the force of law) (including, but not limited to any laws and regulations implementing new or modified capital adequacy requirements) or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement, the term “Increased Costs” means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its affiliates to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Finance Document.

(c)	A Finance Party intending to make a claim pursuant to this Clause 14.1 shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower. Each Finance Party shall as soon as practicable after a demand by the Agent, provide a confirmation showing the amount of its Increased Costs.
14.2	Exceptions

Clause 14.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(a)	attributable to a Tax deduction or withholding required by law to be made by the Borrower;

(b)	compensated for by Clause 13.1.2 (Tax gross-up) or Clause 13.2 (Tax Indemnity); or

(c)	attributable to the wilful breach by the relevant Finance Party or its affiliates of any law or regulation.

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15.	OTHER INDEMNITIES

15.1	Currency indemnity
(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgement or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgement or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each of the Obligors waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.
15.2	Other indemnities

The Borrower shall within three (3) Business Days of demand, indemnify each Finance Party against any documented costs, loss or liability incurred by that Finance Party as a result of:
(a)	the occurrence of any Event of Default;

(b)	any Environmental Claim;

(c)	a failure by an Obligor to pay any amount due under the Finance Documents on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

(d)	the funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

(e)	a Loan (or part thereof) not being prepaid in accordance with a notice of prepayment given by the Borrower.
15.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any documented cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a possible Event of Default; or

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(b)	acting on or verifying any notice, request or instruction which it reasonably believes to be genuine, correct or appropriately authorised.
16.	MITIGATION BY THE LENDERS

16.1	Mitigation

Without in any way limiting the obligations of the Borrower hereunder, each Finance Party shall, in consultation with the Borrower, take all reasonable steps for a period of fifteen (15) Business Days to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of:
(a)	Clause 8.2 (Illegality and Commercial Lender’s financial requirements);

(b)	Clause 13 (Tax gross-up and indemnities); and

(c)	Clause 14 (Increased Costs),

including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate.

A Finance Party is not obliged to take any steps under this Clause 16.1 if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
16.2	Replacement of a Lender

The Borrower shall have the right, in the absence of a Default or Event of Default, to replace any Lender that charges a material amount in excess of that being charged by the other Lenders with respect to contingencies described in
(a)	Clause 13 (Tax gross-up and indemnities); and

(b)	Clause 14 (Increased Costs).
16.3	Indemnity

The Borrower shall indemnify each Finance Party for all documented costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation) and 16.2 (Replacement of a Lender).
17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Borrower shall promptly on demand pay to the Agent for distribution to the Finance Parties and GIEK the amount of all costs and expenses (including legal fees plus VAT) reasonably incurred by any of them in connection with the negotiation, preparation, printing, perfection, execution, registration and syndication of:
(a)	this Agreement and any other documents referred to in this Agreement; and
(b)	any other Finance Documents executed after the date of this Agreement.

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17.2	Amendment and enforcement costs, etc

The Borrower shall, within three (3) Business Days of demand, reimburse the Agent or another Finance Party for the amount of all costs and expenses (including legal fees) incurred by it in connection with:
(a)	the granting of any release, waiver or consent under the Finance Documents;

(b)	any amendment or variation of any of the Finance Documents; and

(c)	the preservation, protection, enforcement or maintenance of, or attempt to preserve or enforce, any of the rights of the Finance Parties under the Finance Documents.
18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Each Guarantor hereby irrevocably and unconditionally jointly and severally:
(a)	guarantees to each Finance Party, as and for its own debt and not merely as surety, the due and punctual observance and performance of all of the Obligors’ obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, such Guarantor shall immediately on demand (No: pdkravsgaranti) by the Agent pay that amount as if it were the principal obligor; and

(c)	undertakes to indemnify each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by such Guarantor is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.
18.2	Continuing guarantee

The obligations of each Guarantor hereunder (the “Guarantee Obligations”) are continuing guarantee obligations and will extend to the ultimate balance of all amounts payable by the Obligors under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Maximum liability

The liability of each Guarantor hereunder shall be limited to USD 1,000,000,000 each, plus interest and costs.

18.4	Number of claims

There is no limit on the number of claims that may be made by the Agent (on behalf of the Finance Parties) under this Agreement.

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18.5	Survival of Guarantor’s liability

A Guarantor’s liability to the Finance Parties under this Clause 18 shall not be discharged, impaired or otherwise affected by reason of any of the following events or circumstances (regardless of whether any such events or circumstances occur with or without such Guarantor’s knowledge or consent):
(a)	any time, waiver, consent, forbearance or other indulgence given or agreed by the Finance Parties with any Obligor in respect of any of such Obligor’s obligations under the Finance Documents; or

(b)	any legal limitation, disability or incapacity of the Borrower related to the Finance Documents; or

(c)	any amendments to or variations of the Finance Documents agreed by the Finance Parties with the Borrower; or

(d)	the liquidation, bankruptcy or dissolution (or proceedings analogous thereto) of the Borrower; or

(e)	any other circumstance which might otherwise constitute a defence available to, or discharge of, a Guarantor.
18.6	Waiver of rights

Each Guarantor specifically waives all rights under the provisions of the Norwegian Financial Agreements Act 1999 (as amended) not being mandatory provisions, including (but not limited to) the following provisions (the main contents of the relevant provisions being as indicated in the brackets):
(a)	§ 63 (1) — (2) (to be notified of any Event of Default hereunder and to be kept informed thereof);

(b)	§ 63 (3) (to be notified of any extension granted to the Borrower in payment of principal and/or interest);

(c)	§ 63 (4) (to be notified of the Borrower’s bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

(d)	§ 65 (3) (that the consent of a Guarantor is required for the Guarantor to be bound by amendments to the Finance Documents that may be detrimental to its interest);

(e)	§ 67 (2) (about reduction of a Guarantor’s liabilities hereunder since no such reduction shall apply as long as any amount is outstanding under the Finance Documents);

(f)	§ 67 (4) (that a Guarantor’s liabilities hereunder shall lapse after ten (10) years, as that Guarantor shall remain liable hereunder as long as any amount is outstanding under any of the Finance Documents);

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(g)	§ 70 (as no Guarantor shall have any right of subrogation into the rights of the Finance Parties under the Finance Documents until and unless the Finance Parties shall have received all amounts due or to become due to them under the Finance Documents);

(h)	§ 71 (as the Finance Parties shall have no liability first to make demand upon or seek to enforce remedies against the Borrower or any other security provided in respect of the Borrower’s liabilities under the Finance Documents before demanding payment under or seeking to enforce the Guarantee Obligations of a Guarantor hereunder);

(i)	§ 72 (as all interest and default interest due under any of the Finance Documents shall be secured by the Guarantee Obligations of a Guarantor hereunder);

(j)	§ 73 (1) — (2) (as all costs and expenses related to an Event of Default under this Agreement shall be secured by the Guarantee Obligations of a Guarantor hereunder); and

(k)	§ 74 (1) — (2) (as a Guarantor shall not make any claim against the Borrower for payment until and unless the Finance Parties first shall have received all amounts due or to become due to them under the Finance Documents).
18.7	Deferral of Guarantor’s rights

Each of the Guarantors undertakes to the Finance Parties that for as long as any of the Finance Documents is effective:
(a)	following receipt by it of a notice from the Agent of the occurrence of any Event of Default which is unremedied, none of the Guarantors will make demand for or claim payment of any moneys due to any of the Guarantors from the Borrower or any other Obligor, or exercise any other right or remedy to which any of the Guarantors are entitled in respect of such moneys unless and until all moneys owing or due and payable by any Obligor to the Finance Parties under the Finance Documents have been irrevocably paid in full;
(b)	if the Borrower shall become the subject of an insolvency proceeding or shall be wound up or liquidated, the Guarantors shall not (unless so instructed by the Agent and then only on condition that the Guarantor holds the benefit of any claim in such insolvency or liquidation to pay any amounts recovered thereunder to the Agent) make any claim in such insolvency, winding-up or liquidation until all moneys owing or due and payable by the Borrower to the Finance Parties under the Finance Documents have been irrevocably paid in full;
(c)	if a Guarantor, in breach of paragraphs a) and/or b) above receives or recovers any money pursuant to any such exercise, claim or proof as therein referred to, such money shall be held by such Guarantor in custody for the Agent and immediately be paid to the Agent so as for the Agent to apply the same as if they were moneys received or recovered by the Agent under this Agreement; and
(d)	the Guarantors have not taken nor will they take from the Borrower or any other Obligor any Security Interest whatsoever for the moneys hereby guaranteed.

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18.8	Enforcement

No Finance Party shall be obliged before taking steps to enforce the Guarantee Obligations of any of the Guarantors under this Agreement:
(a)	to obtain judgement against the Borrower or any third party in any court or other tribunal;

(b)	to make or file any claim in a bankruptcy or liquidation of the Borrower or any third party; or

(c)	to take any action whatsoever against the Borrower or any third party under the Finance Documents, except the giving notice of any payment due hereunder, and each of the Guarantors hereby waives all such formalities or rights to which it would otherwise be entitled or which the Finance Parties would otherwise first be required to satisfy or fulfil before proceeding or making any demand against the Guarantors hereunder, except as required hereunder or by law.

Any release, discharge or settlement between a Guarantor and the Finance Parties (or any of them) in relation to any Finance Document shall be conditional upon no payment made by the Borrower to the Finance Parties hereunder or thereunder being void, set aside or ordered to be refunded pursuant to any enactment or law relating to breach of duty by any person, bankruptcy, liquidation, administration, protection from creditors generally or insolvency or for any other reason whatsoever. If any payment is void or at any time so set aside or ordered to be refunded, the Finance Parties shall be entitled subsequently to enforce the Guarantee Obligations of a Guarantor hereunder as if such release, discharge or settlement had not occurred and any such payment had not been made.

18.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.10	Guarantee and indemnity of the Borrower

The Borrower, as indemnifying guarantor for the guarantees, hereby guarantees on the same terms and conditions as the Guarantors under this Clause 18.

18.11	Limitation of Guarantee Obligations

Notwithstanding any other provision of this Clause 18 (Guarantee and Indemnity), and without limiting the generality of the foregoing, the guarantee, indemnity and other obligations of each Guarantor hereunder shall extend to all amounts that constitute part of the Guarantee Obligations and would be owed by any other Obligor to any Finance Party under or in respect of the Finance Documents but for the fact that such part of the Guarantee Obligations of such Obligor or Obligors are unenforceable or not allowable due to the existence of a bankruptcy, insolvency, reorganization or similar proceeding involving such other Obligor.

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Each Guarantor, and by its acceptance of this Agreement, each Finance Party, hereby confirms that it is the intention of all parties that this Agreement and the obligations of each Guarantor hereunder do not constitute a fraudulent transfer or conveyance for purposes of Insolvency Law (as hereinafter defined), any fraudulent conveyance act, fraudulent transfer act or any similar foreign law to the extent applicable to this Agreement and the obligations of the Guarantors hereunder. To effectuate the foregoing intention, the Finance Parties and each Guarantor hereby irrevocably agree that the obligations of each Guarantor under this Agreement and the other Finance Documents to which it is a party at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor hereunder and thereunder not constituting a fraudulent transfer or conveyance. For the purpose hereof, “Insolvency Law” means the law described in this paragraph or any law relating to any proceeding of the type referred to in Clause 26.7 (Insolvency) and Clause 26.8 (Insolvency proceeding) of this Agreement or any similar foreign law for the relief of debtors applicable to such Obligor.

18.12	Contribution Agreement

Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Finance Party under this Agreement, any other Finance Document or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Finance Parties under or in respect of the Finance Documents.

19.	SECURITY

19.1	Security

The Obligors’ obligations and liabilities under the Finance Documents, including (without limitation) the Borrower’s obligation to repay the Facility together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Obligors towards the Finance Parties in connection with the Finance Documents, shall at any and all times and until all amounts due to the Finance Parties hereunder have been paid and/or repaid in full, be secured by the guarantee and indemnity granted by the Guarantors pursuant to Clause 18 (Guarantee and Indemnity) and:
(a)	the Mortgages (including any deeds of covenants);

(b)	the Assignment of Earnings;

(c)	the Assignment of Earnings Accounts;

(d)	the Assignment of Minimum Cash Accounts;

(e)	the Assignment of Insurances; and

(f)	the Share Charges.
In addition the Eksportfinans GIEK Facilities are secured by the GIEK Guarantee.

All Security Documents shall rank with first priority.

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19.2	Protection of Security

Each of the Obligors undertakes to ensure that the above Security Documents are being duly executed by the parties thereto in favour of the Agent (on behalf of the Finance Parties) on or about the date of this Agreement, legally valid and in full force and effect, and to execute or procure the execution of such further documentation as the Agent may reasonable require in order for the relevant Finance Parties to maintain the security position envisaged hereunder.

20.	REPRESENTATIONS AND WARRANTIES

Each relevant Obligor, as specified in each Clause below, represents and warrants to each Finance Party as follows:

20.1	Status

The Obligors are limited liability companies, duly incorporated, organised and validly existing under the laws of their incorporation and registration and have the power to own their assets and carry on their business as they are currently being conducted.

20.2	Binding obligations

The Finance Documents to which the Obligors are a party constitute legal, valid, binding and enforceable obligations, and each Security Document creates the security interests which that Security Document purports to create and those security interests are legal, valid, binding and enforceable first priority securities and no registration, filing, payment of tax or fees or other formalities are necessary or desired to render the Finance Documents enforceable in accordance with their terms against the Obligors, save for the registration of the Mortgages with the relevant Ship Registry which shall be completed on or prior to the First Utilisation Date of the Facility (and the registration of the relevant Security Documents (if any) with the relevant Company Register of the Obligors which shall be completed within the applicable time limit in each relevant jurisdiction).

20.3	No conflict with other obligations

The entry into and performance by each of the Obligors of, and the transactions contemplated by, the Finance Documents to which such Obligor is a party do not and will not conflict with:
(a)	any law or regulation or any order or decree of any judicial or official agency or court;
(b)	any constitutional documents of such Obligor; or
(c)	the Charter Contracts or any agreement or document to which such Obligor is a party or by which such Obligor is bound.
20.4	Power and authority

Each Obligor has the power to enter into, perform and deliver, and has taken all necessary corporate actions to authorise its entry into and delivery of, performance, validity and enforceability of the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

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20.5	Authorisations and consents

All authorisations, approvals, consents and other matters, official or otherwise, required (i) in connection with the entering into, performance, validity and enforceability of the Finance Documents and the transactions contemplated hereby and thereby and (ii) for the Obligors to carry on their respective business as currently being conducted have been obtained or effected and are in full force and effect.

20.6	Taxes

The Ocean Rig Obligors have complied with all taxation laws in all jurisdictions where such Ocean Rig Obligor is subject to taxation and have paid all Taxes and other amounts due to governments and other public bodies. No claims are being asserted against the Ocean Rig Obligors with respect to any Taxes or other payments due to public or governmental bodies save as disclosed to the Lenders pursuant to Clause 24.4 (Taxation). The Ocean Rig Obligors are not required to make any withholdings or deductions for or on account of Tax from any payment such Ocean Rig Obligor may make under any of the Finance Documents.

20.7	No Default

No Event of Default, Default or any prepayment event pursuant to Clause 8 (Mandatory, Prepayment) is existing or might reasonably be expected to result from the making of the Utilisation or the Obligors’ entry into and performance of or any transaction contemplated by any of the Finance Documents. No other event or circumstance is outstanding which (in the reasonable opinion of the Agent or the Required Lenders) constitutes a default or (with the expiry of a grace period, giving of notice or the making of any determination or the fulfilment of any other applicable conditions or any combination of the foregoing) might constitute a default under any Charter Contracts, other agreement or instrument which is binding on the Obligors or any of their respective Subsidiaries (if any) or to which the Obligors’ (or any of their respective Subsidiaries’ (if any)) assets are subject and which has or might have a Material Adverse Effect.

20.8	No misleading information

Any factual information, documents, exhibits or reports relating to the Obligors and their respective Subsidiaries and which have been furnished to the Finance Parties by or on behalf of the Obligors are complete and correct in all material respects and do not contain any misstatement of fact or omit to state a fact making such information, exhibits or reports misleading in any material respect or no omission to disclose any off-balance sheet liabilities or other information, documents or agreements which if disclosed could reasonably be expected to affect the decision of a Finance Party to enter into a Finance Document.

20.9	Original Financial Statements
(a)	Complete and correct. The Original Financial Statements and the financial information most recently delivered to the Agent or the Lenders pursuant to Clause 21 (Information Undertakings), save as disclosed to Exchange, fairly and accurately represent the assets, liabilities and the financial condition of the Ocean Rig Obligors

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and their respective Subsidiaries and have been prepared in accordance with Accounting Principles consistently applied.

(b)	No undisclosed liabilities. As of the date of the Original Financial Statements and the financial information most recently delivered to the Agent or the Lenders pursuant to Clause 21 (Information Undertakings), none of the Ocean Rig Obligors or any of their respective Subsidiaries had any material liabilities, direct or indirect, actual or contingent, and there is no material, unrealised or anticipated losses from any unfavourable commitments not disclosed by or reserved against in the Original Financial Statements, the most recent delivered financial information or in the notes thereto (save as disclosed to the Exchange).

(c)	No material change. Since the date of the Original Financial Statements and the financial information most recently delivered to the Agent or the Lenders pursuant to Clause 21 (Information Undertakings),there has been no material adverse change in the business, operations, assets or condition (financial or otherwise) of any of the Ocean Rig Obligors or their respective Subsidiaries which might have a Material Adverse Effect.
20.10	Pari passu ranking

The Obligors’ payment obligations under the Finance Documents rank at least pari passu with the claims of all such Obligors’ other unsecured and unsubordinated creditors, except for obligations preferred by mandatory law applying to companies generally.

20.11	No proceedings pending or threatened

No litigation, judgment, order, injunction, restraint, arbitration or administrative proceedings (private or public) of or before any court, arbitral body or agency, which if adversely determined, might reasonably be expected to have a Material Adverse Effect, have been started or are pending or (to the best of the Ocean Rig Obligors’ knowledge and belief) have been threatened against the Ocean Rig Obligors.

20.12	No existing Security Interest

No Security Interest exists over all or any of the present or future revenues or assets of the Restricted Group relating to assets being the subject of the Security Documents and all of the Ocean Rig Obligors’ rights, title and interest are freely assignable and chargeable in the manner contemplated by the Security Documents.

20.13	No immunity

The execution and delivery by an Obligor of the Finance Documents to which such Obligor is a party constitutes, and the exercise of its respective rights and performance of its respective obligations under the Finance Documents will constitute, private and commercial acts performed for private and commercial purposes, and such Obligor will not (except for bankruptcy or any similar proceedings) be entitled to claim for itself or any or all of its respective assets immunity from suit, execution, attachment or other legal process in any proceedings taken in relation to any Finance Document.

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20.14	No winding-up

None of the Obligors have taken any corporate action nor have any other steps been taken or legal proceedings been started or threatened against any of the Obligors for reorganisation, winding-up, dissolution or administration or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or any or all of its assets.

20.15	No breach of laws
(a)	None of the Obligors have (and none of their respective Subsidiaries have) breached any law or regulation which breach (in the opinion of the Agent or the Required Lenders) has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of the Obligors’ knowledge and belief (having made due and careful enquiry), threatened against any member of the Ocean Rig Group which have or are reasonably likely to have a Material Adverse Effect.
20.16	Environmental laws
(a)	Each of the Obligors and each other member of the Ocean Rig Group is in compliance with Clause 24.3 (Environmental Compliance), and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which (in the opinion of the Agent or the Required Lenders) has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim and no other event or circumstances is outstanding which (with the expiry of a grace period, giving of notice or the making of any determination or the fulfilment of any other applicable conditions or any combination of the foregoing) might constitute an Environmental Claim has been commenced or is pending or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against the Obligors or any member of the Ocean Rig Group where that claim has or is reasonably likely, if determined against that Obligor or member of the Ocean Rig Group, which (in the opinion of the Agent or the Required Lenders) have or are reasonably likely to have a Material Adverse Effect.
20.17	Ownership
(a)	The Borrower owns (directly or indirectly) 100% of all the shares and the ownership interests in each of its Subsidiaries including the Drillship Owners as described in Schedule 8 (Corporate Structure) hereto.

(b)	Ocean Rig UDW Inc. owns all of the shares and the ownership interests in the Borrower as described in Schedule 8 (Corporate Structure) hereto.

(c)	The Shareholder Guarantor owns as of the date of this Agreement 78.3% of the shares and the ownership interests in Ocean Rig UDW Inc as described in Schedule 8 (Corporate Structure) hereto.

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20.18	The Drillships
Each of the Drillships is:
(a)	with effect from the First Utilisation Date; in the absolute ownership of the relevant Drillship Owner described in Part II of Schedule 2 (Guarantors and Collateral Drillships) hereto, free and clear of all encumbrances (other than current crew wages and the relevant Mortgage), and the respective Drillship Owner will be the sole, legal and beneficial owner of such Drillship;

(b)	registered in the name of the relevant Drillship Owner as described in Part II of Schedule 2 (Guarantors and Collateral Drillships) with a Ship Registry;

(c)	operationally seaworthy in every way and fit for service; and

(d)	classed with a classification society acceptable to the Required Lenders, free of all overdue requirements and recommendations.
20.19	No money laundering

Each Obligor is acting for its own account in relation to the Facility and in relation to the performance and the discharge of its respective obligations and liabilities under the Finance Documents and the transactions and other arrangements effected or contemplated by the Finance Documents to which an Obligor is a party, and the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in Article 1 of the Directive (2001/97EC of the European Parliament and of 4 December 2001) including, but not limited to Directive 2005/60 amending Council Directive 91/308).
20.20	Corrupt practices

The Obligors have observed, and to the best of their knowledge and belief, parties acting on their behalf have observed in the course of acting for them, all applicable laws and regulations relating to bribery and corrupt practices.
20.21	GIEK Conditions

The Obligors are not in breach of the GIEK Conditions pursuant to which the GIEK Guarantee was or will be issued.
20.22	Solvency
(a)	Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Finance Documents.

(b)	Each Obligor is, and immediately upon giving effect to the transactions contemplated by the Finance Documents will be, Solvent.

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20.23	Repetition

The representations and warranties set out in this Clause 20 are deemed to be made by each relevant Obligor (as specified in each Clause above) on the date of this Agreement, save for Clause 20.12 (No existing Security Interest) which shall not apply prior to the First Utilisation Date. Save for the representation given in Clause 20.17(c) (Ownership), all representations and warranties shall be deemed to be repeated:
(a)	on the date of a Utilisation Request;

(b)	on the First Utilisation Date;

(c)	on the first day of each Interest Period; and

(d)	in each Compliance Certificate forwarded to the Agent pursuant to Clause 21.2 (Compliance Certificate) (or, if no such Compliance Certificate is forwarded, on each day such certificate should have been forwarded to the Agent at the latest).
21.	INFORMATION UNDERTAKINGS

The undertakings set out in this Clause 21 are given to each Finance Party and such undertakings shall remain in force throughout the Security Period.
21.1	Financial statements

Ocean Rig UDW Inc. shall supply to the Agent in sufficient copies for all of the Lenders:
(a)	as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of the Ocean Rig Group’s financial year;
(i)	the Ocean Rig Group’s audited consolidated financial statements (to include a profit and loss account and balance sheet);
(ii)	the Borrower’s unaudited consolidated financial statements (to include a profit and loss account and balance sheet); and
(b)	as soon as the same become available, but in any event within sixty (60) days after 31 March, 30 June and 30 September:
(i)	the Ocean Rig Group’s unaudited consolidated financial statements for that financial quarter (to include a profit and loss account and balance sheet); and

(ii)	the Borrower’s unaudited consolidated financial statements for that financial quarter (to include a profit and loss account and balance sheet).
21.2	Compliance Certificate
(a)	Ocean Rig UDW Inc. shall supply to the Agent, with each set of financial statements delivered pursuant to Clause 21.1 (Financial statements), a Compliance Certificate (in the form set out in Schedule 5, Part I) signed by an authorised signatory of the Borrower and Ocean Rig UDW Inc. setting out (in reasonable detail) inter alia computations as to compliance with Clause 22 (Financial Covenants for the Ocean

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Rig Group) as at the date at which those financial statements were drawn up together with any relevant supporting documentation enabling the Lenders to determine and monitor the compliance with Clause 22 (Financial Covenants for the Ocean Rig Group) and Clause 25.1 (Minimum Market Value).
(b)	The Shareholder Guarantor shall supply to the Agent, on a semi-annual basis, a Compliance Certificate (in the form set out in Schedule 5, Part II) signed by an authorised signatory of the Shareholder Guarantor setting out (in reasonable detail) inter alia computations as to compliance with Clause 23 (Financial Covenants for the Shareholder Guarantor), together with any relevant supporting documentation enabling the Lenders to determine and monitor the compliance with Clause 23 (Financial Covenants for the Shareholder Guarantor).
21.3	Requirements as to financial statements

Ocean Rig UDW Inc. shall procure that each set of financial statements delivered pursuant to Clause 21.1 (Financial statements) consist of balance sheets, profit and loss statements and cash flow statements (provided that cash flow statements will only be provided in case of audited Financial Statements) and is prepared using Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for each of the Borrower and Ocean Rig UDW Inc. , as the case may be, unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in Accounting Principles, the accounting practices or reference periods and its Auditors deliver to the Agent:
(a)	a description of any change necessary for those financial statements to reflect Accounting Principles, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(b)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 22 (Financial Covenants for the Ocean Rig Group) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.
Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
21.4	Information — miscellaneous

Ocean Rig UDW Inc. shall notify the Agent and/or supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(a)	all documents dispatched by each of the Obligors to its shareholders, or to or from its creditors generally at the same time as they are dispatched, as any Finance Party (through the Agent) may reasonably request;

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(b)	immediately upon becoming aware of them; breaches of contracts, the details of any litigation, judgment, order, injunction, restraint, arbitration or administrative proceedings which are current, threatened, alleged or pending against any of the Obligors and which (in the opinion of the Agent or the Required Lenders) might, if adversely determined, be reasonably expected to have a Material Adverse Effect;

(c)	immediately such further information regarding the business, properties, assets and operations (financial or otherwise) of the Obligors and its Subsidiaries as any Finance Party (through the Agent) may reasonably request; and

(d)	such updates of forecasts as the Agent may reasonably request.
21.5	Notification of Default

Each of the Obligors shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

21.6	Notification of Environmental Claims

Each of the Obligors shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:
(a)	if any material Environmental Claim has been commenced or (to the best of the Obligors’ knowledge and belief) is threatened against any of the Obligors or any of the Drillships; and

(b)	of any incident, event, fact or circumstances which will or are reasonably likely to result in any material Environmental Claim being commenced or threatened against any of the Obligors, or any of the Drillships.
21.7	Information to GIEK related to operations west of Greenland

The Borrower shall provide GIEK and the Agent with:
(a)	all responses to the EIA-documents received within the deadline relating to the drilling program west of Greenland where the Ocean Rig Corcovado participates; and

(b)	the relevant Greenland authorities actions to such responses.
The Borrower shall also inform GIEK and the Agent of any amendments to the Capricorn Environmental Management Plan included in the EIA and dated 1 March 2011.
21.8	“Know your customer” checks

If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change of any circumstance relating to an Obligor after the date of this Agreement; or

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(iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itselt) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
21.9	Money Laundering
(a)	Each of the Obligors shall provide each Lender with information, certificates and any documents reasonably required by each Lender to ensure compliance with any law, official requirement or other regulatory measure or procedure implemented to combat Money Laundering throughout the Security Period.

(b)	Each of the Obligors shall notify each Lender as soon as it becomes aware of any matters evidencing that a breach of any law, official requirement or other regulatory measure or procedure implemented to combat money laundering may or is about to occur or that the person(s) who have or will receive the commercial benefit of this Agreement have changed from the date hereof.
22.	FINANCIAL COVENANTS FOR THE OCEAN RIG GROUP

The financial covenants in this Clause 22 are granted in favour of each Finance Party by Ocean Rig UDW Inc. and the Borrower and such financial covenants shall remain in force throughout the Security Period.

22.1	Minimum Cash and Cash Equivalent

Ocean Rig UDW Inc. and the Borrower undertake that the Cash and Cash Equivalent of:
(a)	the Ocean Rig Group will not at any time fall below USD 100,000,000; and

(b)	the Borrower will not at any time fall below USD 75,000,000, or, in the event that Satisfactory Employment Contracts are secured for both Drillships after the end of the initial Charter Contracts, USD 50,000,000.

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22.2	Leverage Ratio

Ocean Rig UDW Inc. undertakes that the Leverage Ratio of the Ocean Rig Group will not exceed 5.0 : 1.

22.3	Interest Cover Ratio

Ocean Rig UDW Inc. undertakes that the Ocean Rig Group’s Interest Cover Ratio shall be minimum 3.0 : 1.

22.4	Current Ratio

Ocean Rig UDW Inc. undertakes that the Ocean Rig Group’s Current Ratio is greater than 1:1.

22.5	Equity Ratio

Ocean Rig UDW Inc. undertakes that the Ocean Rig Group’s Equity Ratio shall not be less than 35 per cent.

22.6	Financial testing

The Financial covenants set out in this Clause 22 shall be calculated in accordance with Accounting Principles and tested by reference to the latest financial statements (whether audited or unaudited) and each Compliance Certificate, and presented to the Agent in form and substance satisfactory.

23.	FINANCIAL COVENANTS FOR THE SHAREHOLDER GUARANTOR

The financial covenants in this Clause 23 are granted in favour of each Finance Party by the Shareholder Guarantor and such financial covenants shall remain in force throughout the Security Period.

23.1	Definitions

For the purpose of this Clause 23, the following definitions shall apply:

“Accounting Information” means the consolidated unaudited accounts of the Shareholder Guarantor for the first 6-month period of each financial year and the consolidated accounts of the Shareholder Guarantor in case of the last 6-month period of each financial year.

“Adjusted Equity” means, as of any Compliance Date, the value of the stockholders’ equity of the Group determined on a consolidated basis in accordance with US GAAP and as shown in the Accounting Information for the Group adjusted by adding or subtracting (depending on whether the same is positive or negative) any difference between:
(a)	the value of Total Assets; and

(b)	the Market Value Adjusted Total Assets.
“Approved Brokers” means each of R.S. Platou Offshore, ODS Petrodata, Fearnley Offshore AS, H. Clarksons & Co Ltd , Braemar Seascope Shipbrokers Ltd., Barry Rogliano Salles S.A., R.S. Platou Shipbrokers A.S., P.F. Bassoe AS, Arrow Sale & Purchase (UK) Ltd., Allied

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Shipbrokers Inc, Associated Shipbrokers, Simpson Spence & Young, Fearnley AS and Maersk Shipbrokers.

“Compliance Date” means each date when the compliance of the financial covenants as set out in this Clause 23 is reported in accordance with Clause 21.2(b).

“EBITDA” means, in relation to a Compliance Date or for any accounting period, the consolidated net income of the Group for that accounting period:
(a)	plus, to the extent deducted in computing consolidated net income of the Group for that accounting period, the sum, without duplication, of:
(i)	all federal, state, local and foreign taxes and tax distributions;

(ii)	Net Interest Expenses;

(iii)	depreciation, depletion, amortisation of intangibles and other non-cash charges or non-cash losses (including non-cash transaction expenses and the amortisation of debt discounts) and any extraordinary losses not incurred in the ordinary course of business;
(b)	minus, to the extent added in computing consolidated net income of the Group for that accounting period, any non-cash income or non-cash gains and any extraordinary gains not incurred in the ordinary course of business, all determined on a consolidated basis in accordance with US GAAP and as shown in the Accounting Information

“Financial Indebtedness” means any indebtedness for or in respect of
(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit agreement (including any dematerialised equivalent);

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	any redeemable preference share;

(e)	the amount of any liability in respect of a lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;

(f)	receivables sold or discounted (other than on a non-recourse basis);

(g)	the acquisition cost of any asset or service to the extent payable after its acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or of financing the acquisition of that asset or service;

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(h)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount);

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing other than trade credits incurred in the ordinary course of business with credit terms of no longer than 90 days;

(j)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(k)	the amount of any liability in respect of any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs.
“Fleet Vessels” means, at any time, the vessels owned, either wholly or partially, by any member of the Group.

“General Reserves” has the meaning ascribed to it in the Accounting Information. “Group” means the Shareholder Guarantor and its subsidiaries.

“Insurance Market Value” means the fair market value of a Fleet Vessel, being the average of valuations of such vessel obtained from Approved Brokers with or without physical inspection of the vessel on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, on an “as is, where is” basis, free of any existing charter or other contract of employment and or pool agreement.

“Interest Coverage Ratio” means, in relation to a Compliance Date or an accounting period, the ratio of (a) EBITDA for the most recent financial period of the Group ending on the Compliance Date to (b) the Net Interest Expenses for that financial period (calculated on a trailing 12-months basis).

“Market Adjusted Equity Ratio” means, in relation to a Compliance Date, the ratio of (a) the Adjusted Equity for the most recent financial period of the Group ending on the Compliance Date to (b) the aggregate of (i) Total Interest Bearing Liabilities and (ii) Adjusted Equity for the financial period.

“Market Value Adjusted Net Worth” means Paid-Up Capital plus General Reserves plus Retained Earnings adjusted to reflect the difference between the book values and the Insurance Market Value of all Fleet Vessels at any relevant time.

“Market Value Adjusted Total Assets” means, at any time, Total Assets adjusted to reflect the Insurance Market Value of all Fleet Vessels.

“Net Interest Expenses” means, as of any Compliance Date, the aggregate of all interest, commitment and other fees, commissions, discounts and other costs, charges or expenses accruing due from all the members of the Group during that accounting period less interest income received, determined on a consolidated basis in accordance with US GAAP and as shown in the Accounting Information.

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“Paid-Up Capital” has the meaning ascribed to it in the Accounting Information.

“Retained Earnings” has the meaning ascribed to it in the Accounting Information.

“Total Assets” is determined on a consolidated basis in accordance with US GAAP and as shown in the consolidated balance sheets comprised in the Accounting Information for the Group.

“Total Interest Bearing Liabilities” means, as to any Compliance Date, the consolidated total amount of the interest bearing Financial Indebtedness of the Group.

“US GAAP” means generally accepted accounting principles in the United States of America.

23.2	Minimum liquidity

The Shareholder Guarantor undertakes that there is at all times available to the Shareholder Guarantor and all the other members of the Group an aggregate amount of not less than USD 40,000,000 in immediately freely available and unencumbered bank or cash balances.

23.3	Interest Coverage Ratio

The Shareholder Guarantor will procure that the Interest Coverage Ratio will not be less than 3.0 : 1.

23.4	Market Adjusted Equity Ratio

The Shareholder Guarantor will procure that the Market Adjusted Equity Ratio will not be less than 30 per cent.

23.5	Market Value Adjusted Net Worth

The Shareholder Guarantor will procure that the Market Value Adjusted Net Worth of the Group will not be less than USD 500,000,000.

23.6	Financial testing

The financial covenants set out in this Clause 23 shall be calculated in accordance with Accounting Principles and Compliance Certificates evidencing satisfaction of the financial covenants shall be delivered to the Agent pursuant to Clause 21.2(b).

24.	GENERAL UNDERTAKINGS

Each Obligor (unless another party is explicitly designated hereunder) gives the undertakings set out in this Clause 24 to each Finance Party and such undertakings shall remain in force throughout the Security Period.

24.1	Authorisations etc.

Each of the Obligors shall promptly:
(a)	obtain, comply and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent (if so requested) of,

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any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

24.2	Compliance with laws

Each of the Obligors shall comply in all respects with all laws and regulations and constitutional documents to which it and the Drillships may be subject, where failure to do so, in the opinion of the Agent or the Required Lenders, has or is reasonably likely to have a Material Adverse Effect.

24.3	Environmental compliance

Each Obligor shall (and shall ensure that each member of the Ocean Rig Group will):
(a)	comply with all Environmental Law;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law.
24.4	Taxation
(a)	Each Obligor shall (and the Borrower shall ensure that each member of the Ocean Rig Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 21.1 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not (in the opinion of the Agent or the Required Lenders) have or is not reasonably likely to have a Material Adverse Effect.
(b)	None of the Obligors may and, to the extent (in the opinion of the Agent or the Required Lenders) it has or reasonably could expect to have a Material Adverse Effect, no other member of the Ocean Rig Group may change its residence for Tax purposes.
24.5	Pari passu ranking

Each of the Obligors shall ensure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for those obligations which are preferred by mandatory law applying to

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companies generally in the jurisdictions of their incorporation or in the jurisdiction in the ports of calls.

24.6	Title

Each Drillship Owner will hold full legal title to and own the entire beneficial interest in the Drillships. the Insurances and their Earnings, free of any Security Interest and other interests and rights of every kind, except for those created by the Finance Documents and as set out in Clause 24.7 (Negative pledge).

24.7	Negative pledge

No member of the Restricted Group shall create or permit to subsist any Security Interest save for Permitted Encumbrances over any of its present or future undertakings, property, assets, rights or revenues (whether secured by the Security Documents or not), and Ocean Rig UDW Inc. shall not create or permit to subsist any Security Interest over the shares of the Borrower or other asset being the subject of a Security Interest pursuant to the Security Documents.

24.8	Change of business

Except with the prior written consent of the Required Lenders, no member of the Restricted Group will, and shall procure that no other member of the Restricted Group will, cease to carry on or make any change in all or any part of its business and activities as presently conducted, or carry on any other business, except for similar related business, or change the place of its jurisdiction or its organisation as presently conducted.

24.9	Finance Documents and Charter Contracts

The Obligors shall perform all of their obligations under the Finance Documents and the Charter Contracts at all times in the manner and upon the terms set out therein and procure that none of the material terms of the Charter Contracts are amended, terminated, or waived without the prior written consent of all Lenders.

24.10	Mergers and demergers

Except with the prior written consent of the Required Lenders, the Ocean Rig Obligors will not, and shall procure that no other Ocean Rig Obligor will:
(a)	enter into any merger or consolidation with any other company unless with another Ocean Rig Group member and each Ocean Rig Obligor will survive as a separate legal entity remaining bound in all respects by its obligations and liabilities under the Finance Documents: or

(b)	demerge itself into any two or more companies.
24.11	Financial year

Except with the prior written consent of the Required Lenders, the Obligors will not alter its financial year end.

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24.12	Bank accounts

Each member of the Restricted Group shall collect, pay and credit all its Earnings to the Earnings Accounts and maintain all its Earnings Accounts with the Agent, unless otherwise agreed to by the Required Lenders and subject to satisfactory security arrangements being entered into in favour of the Finance Parties.

24.13	Dividends

Neither the Borrower nor Ocean Rig UDW Inc. may:
(a)	pay dividends (or make any other distributions to its shareholders); and/or

(b)	buy-back its own common stock,
it being understood, however, that the repayment of capital or payment of dividends will be permitted from the Borrower to Ocean Rig UDW Inc. provided that such payments (i) are made out of proceeds from the Facility to be made immediately following the First Utilisation Date, and (ii) relate to the refinancing of capital expenditures for the Drillships in accordance with Clause 3.1 (Purpose).
24.14	Restrictions on indebtedness
(a)	No member of the Restricted Group shall incur, create or permit to subsist any Financial Indebtedness other than as incurred under the Finance Documents.

(b)	Ocean Rig UDW Inc. shall be permitted to incur, create and permit to subsist Financial Indebtedness, subject to no Default or Event of Default existing or resulting thereof.

(c)	The restrictions in paragraph (a) above do not apply to:
(i)	Existing Indebtedness. The Financial Indebtedness under the Existing Indebtedness, which shall be discharged in full on the First Utilisation Date, in accordance with Clause 3 (Purpose).

(ii)	Hedging Agreement. Indebtedness incurred under any Hedging Agreement entered into in the ordinary course of business and which are not of a speculative nature;

(iii)	Intercompany loans. Loans and advances made to the Drillship Owners by members of the Restricted Group on the conditions that the loans are subordinated (in point of payment and priority) and unsecured, and subject to the entering into of an intercreditor agreement with the Agent (in form and substance satisfactory to the Agent); or

(iv)	Required Lenders. Financial Indebtedness consented to by the Required Lenders.
(d)	None of the Intra-Group Charterers shall incur, create or permit to subsist any Financial Indebtedness to any of the Drillship Owners other than as incurred under the

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Finance Documents unless such indebtedness are subordinated and unsecured in form and substance satisfactory to the Agent.
24.15	Restrictions on inter-company chartering

Unless the Borrower can (in form and substance satisfactory to the Agent) document and evidence that a new charter arrangement has no negative effect on the Finance Parties securities positions as set out in Clause 19.1 (Security) and under the Finance Documents, the Obligors shall not enter into any other charter arrangements for the Drillships other than what follows from Part II of Schedule 2 (Guarantors and Collateral Drillships), except as consented to in writing by the Agent.

24.16	Transactions with Affiliates

Each Obligor shall (and shall procure that each Subsidiary will) procure that all transactions entered into with an Affiliate are made on market terms and otherwise on arm’s length terms.

24.17	Disposals
(a)	No members of the Restricted Group shall enter into a single transaction or series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer, or otherwise dispose of any Drillship or other asset being the subject of a Security Interest pursuant to the Security Documents or the whole or a substantial part of its other assets.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal
(i)	made on market value and arm’s length terms and in compliance with Clause 8 (Mandatory Prepayment) of this Agreement; or

(ii)	consented to by the Required Lenders.
24.18	Financial Support

No member of the Restricted Group shall provide, procure, create or permit to subsist any Financial Support (including contingent support) other than:
(a)	Financial Support incurred pursuant to the Finance Documents;

(b)	Existing Financial Support outstanding on the date of this Agreement which is disclosed to, and acceptable to, the Required Lenders in writing prior to such date; or

(c)	Financial Support consented to by the Required Lenders.
24.19	Centre of Main Interest

None of the Obligors will change its centre of main interest (as that term is used in Article 3(1) of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”)) or establishment to another jurisdiction without obtaining the prior written consent from the Required Lenders.

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24.20	Assignment of contracts

If an event which is or may become (with the passage of time or the giving of notice or both) an Event of Default has occurred and is continuing; upon the Agent’s request make its best endeavours to have assigned the rights and obligations under contracts pertaining to the Drillships (with members of the Restricted Group as well as ultimate charterers) or any of them to one or several parties nominated by the Agent.

24.21	Sale or Total Loss of a Drillship

Each Obligor shall ensure that a Drillship is not sold in whole or in part without prior written notice to the Agent, and in the event of such sale or in the event of a Total Loss, make such prepayment as provided for in Clause 8.1 (Total Loss or sale) and comply with Clause 25.13 (Total Loss).

24.22	Investment Restrictions
(a)	Ocean Rig UDW Inc. shall not make any investments and/or acquisitions:
(i)	unless after giving effect to any such investment, Ocean Rig UDW Inc. and its Subsidiaries are in pro forma (“pro forma” meaning that the calculation of the financial covenants shall take into account any effect of the investment or acquisition made) compliance (evidenced by adjusted financial calculations taking into account any effect of the investment or acquisition made) with the Financial Covenants set out in Clause 22 (Financial Covenants for the Ocean Rig Group) of this Agreement, and
(ii)	subject to no Default or Event of Default existing or resulting from the proposed investment and/or acquisition.
(b)	No member of the Restricted Group shall make any investments or acquisitions, except for any capital expenditure or investments related to ordinary upgrade or maintenance work of the Drillships.
24.23	Corrupt Practices

Each Obligor shall act in compliance with all applicable laws and regulations relating to bribery and corrupt practices and shall use all reasonable endeavours to procure that any person acting on its behalf acts in such manner in the course of acting for it.

24.24	Governmental Recommendations

Each Obligor shall procure that the Drillships are not utilised in conflict with official recommendations published by the Norwegian Ministry of Foreign Affairs from time to time.

24.25	Listing on the Exchange

Ocean Rig UDW Inc. shall be listed on the Exchange by 30 September 2011 and will remain listed and will not delist without the prior written consent of the Lenders.

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24.26	Compliance with the GIEK Guarantee

The Borrower shall at all times comply with the terms and conditions in the GIEK Guarantee, incorporated herein by reference as if said conditions in the GIEK Guarantee were set out in full in this Agreement.
25.	RIG COVENANTS

The Ocean Rig Obligors give the undertakings set out in this Clause 25 to each Finance Party and such undertakings shall remain in force throughout the Security Period.

25.1	Minimum Market Value

The Ocean Rig Obligors will procure that the aggregate Market Value of the Drillships is higher than 140% of the sum of the Loans outstanding.

25.2	Market Valuation of the Drillships

The Borrower and/or Ocean Rig UDW Inc. shall (at its own expense) (i) arrange for the Market Value of each of the Drillships to be determined and valued for the purpose of every Compliance Certificate to be delivered to the Agent pursuant to Clause 21.2(a) (Compliance Certificate) and (ii), if an Event of Default has occurred and is continuing, upon the Agent’s request, arrange for each of the Drillships to be valued.

25.3	Insurance
(a)	The Borrower shall maintain or ensure that each of the Drillships is insured against such risks, including the following risks, Hull and Machinery, Protection & Indemnity (including an adequate club cover for pollution liability as normally adopted by the industry for similar Drillships), Hull Interest and/or Freight Interest and War Risk (including terrorism, piracy, war risks P&I and confiscation) insurances and loss of hire, in such amounts and currencies, on such terms (always applying Norwegian law and including the terms of the Norwegian Marine Insurance Plan of 1996, version 2010 (as amended from time to time)) and with such insurers and placed through insurance brokers as the Agent shall approve as appropriate for an internationally reputable major drilling contractor. The Borrower shall seek the approval of the Agent, on behalf of the Lenders, prior to placing any insurances through any captive vehicle.

(b)	The insurance value of each of the Drillships shall at all times be at least equal to or higher than the Market Value of each of the Drillships. The aggregate insurance value of the Drillships, shall at all times be at least equal to the higher of the aggregate Market Values of the Drillships and one hundred and twenty per cent (120.00%) of the Loans.

(c)	The value of the Hull and Machinery insurance shall cover at least eighty per cent (80.00%) of the Market Value of each of the Drillships and the aggregate insured values in the hull and machinery insurances of the Drillships, shall at all times be at least equal to the Loans.

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(d)	The Borrower shall procure that the Agent (on behalf of the Finance Parties) is noted as first priority mortgagee and sole loss payee in the insurance contracts, together with the confirmation from the underwriters to the Agent that the notice of assignment with regards to the Insurances and the loss payable clauses (to be in excess of USD 15,000,000) are noted in the insurance contracts and that standard letters of undertaking confirming this are executed, always provided that the evidence thereof is in form and substance satisfactory to the Agent (on behalf of the Finance Parties). The Borrower shall provide the Finance Parties with details of terms and conditions of the insurances and break down of insurers.

(e)	Not later than fourteen (14) days prior to the expiry date of the relevant Insurances, the Borrower shall procure the delivery to the Agent of a certificate from the insurance broker(s) or the Insurers, confirming the Insurances referred to in litra a) have been renewed and taken out in respect of the Drillships with insurance values as required by litra b), that such Insurances are in full force and effect and that the Agent (on behalf of the Finance Parties) have been noted as first priority mortgagee by the relevant insurers.

(f)	The Agent shall effect at the Borrower’s expense and for the exclusive benefit of the Lenders, mortgagees’ interest insurance and mortgagees’ additional perils pollution insurance on such terms as the Agent may approve.

(g)	If any of the Insurances referred to in litra a) form part of a fleet cover, the Borrower shall procure that the insurers shall undertake to the Agent that they shall neither set-off against any claims in respect of any of the Drillships any premiums due in respect of other Drillships under such fleet cover or any premiums due for other insurances, nor cancel this Insurance for reason of non-payment of premiums for other Drillships under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of each of the Drillships if and when so requested by the Agent.

(h)	The Borrower shall procure that the Drillships always are employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(i)	The Borrower will not make any material change to the Insurances described under litra a) and b) above without the prior written consent of the Agent (on behalf of the Lenders).

(j)	Each of the Insurances shall be reviewed, at the cost of the Borrower, by the Lender’s insurance advisor prepare an Insurance Report on an annual basis on each date on which the Insurances are due for renewal, if so required by the Agent.
25.4	Alteration to the Drillships

The Ocean Rig Obligors shall ensure that no major structural alteration or any other major change is to be made to a Drillship without the prior written consent of the Lenders (such consent not to be unreasonably withheld), and then only if and to the extent such alternation or

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change is carried out in accordance with the terms of the contractual obligations pertaining to the said Drillship existing at the date of this Agreement.
25.5	Conditions of the Drillships

The Ocean Rig Obligors shall ensure that the Drillships are maintained and preserved in good working order and repair and operated in accordance with good internationally recognized standards, complying with the ISM Code and the ISPS Code (to the extent applicable in the discretion of the Agent) and all other marine safety and other regulations and requirements from time to time applicable to vessels registered in the relevant Ship Registry under the relevant flag and applicable to vessels trading in any jurisdiction in which the Drillships may operate from time to time.

25.6	Trading, Classification and repairs

The Ocean Rig Obligors shall keep or shall procure that:
(a)	the Drillships are kept in a good, safe and efficient condition and state of repair consistent with prudent ownership and management practice;

(b)	the Drillships maintain their class at the highest level with Det Norske Veritas, Lloyd’s Register, American Bureau of Shipping or another classification society approved by the Required Lenders, free of any overdue recommendations and qualifications;

(c)	they comply with the laws, regulations (statutory or otherwise), constitutional documents and international conventions applicable to the classification society, the Ship Registry, the Ocean Rig Obligors (ownership, operation, management and business ) and to the Drillships in any jurisdiction to which any of the Drillships or the Ocean Rig Obligors may operate from time to time;

(d)	none of the Drillships enter the territorial waters (12 mile limit) of the United States of America unless (i) it is an emergency situation, (ii) if no Event of Default is outstanding, upon obtaining the prior written consent from the Agent (such consent not to be unreasonably withheld), and (iii) if an Event of Default is outstanding, upon obtaining the prior written consent of the Lenders; and

(e)	they provide the Agent of evidence of such compliance upon request from the Agent.
25.7	Notification of certain events

The Ocean Rig Obligors shall immediately notify the Agent of:
(a)	any accident to any of the Drillships involving repairs where the costs will or are likely to exceed USD 15,000,000 (or the equivalent amount in any other currency);

(b)	any material requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, immediately complied with;

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(c)	any exercise or purported exercise of any capture, seizure, arrest or lien on any of the assets secured by the Security Documents;
(d)	any occurrence as a result of which any of the Drillships has become or is, by the passing of time or otherwise, likely to become a Total Loss.
25.8	Operation of the Drillships

Without limiting the generality of Clause 24.2 (Compliance with laws), the Ocean Rig Obligors shall comply, and procure that any charterer and manager complies in all material respects with all Environmental Laws and all other laws or regulations relating to the Drillships, their ownership, operation and management or to the business of the Obligor and shall not employ any of the Drillships nor allow their employment:
(a)	in any manner contrary to law or regulation in any relevant jurisdiction; and

(b)	in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war zone by any government or by the war risk insurers of any of the Drillships unless the Borrower has (at its expense) effected any special, additional or modified insurance cover which shall be necessary or customary for good shipowners trading Drillships within the territorial waters of such country at such time and has provided evidence of such cover to the Agent.
25.9	ISM Code, ISPS Code etc.

Without limiting the generality of Clause 24.2 (Compliance with laws), the Ocean Rig Obligors shall comply and shall procure that any intra-group charterer including the Intra-Group Charterers and/or manager comply with the ISM Code, ISPS Code, Marpol and any other international maritime safety regulation relevant to the operation and maintenance of the Drillships and provides copies of certificates evidencing such compliance to the Agent as soon as the same become available.

25.10	Inspections and class records
(a)	The Ocean Rig Obligors shall permit, and shall procure that any charterers and/or managers permit, one person appointed by the Agent to inspect each of the Drillships once a year for the account of the Borrower upon the Agent giving prior written notice.

(b)	The Ocean Rig Obligors shall instruct the classification society to send to the Agent, following a written request from the Agent, copies of all class records held by the classification society in relation to the Drillships.
25.11	Surveys

The Ocean Rig Obligors shall submit to or cause the Drillships to be submitted to such periodic or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the Ship Registry of the Drillships and if consented to by the Agent pursuant to Clause 25.14 (Ship Registry, name and flag) such parallel Ship Registry of the Drillship.

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25.12	Arrest

The Ocean Rig Obligors shall promptly pay and discharge:
(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against any of the Security Interests each Security Document creates or purports to create;

(b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of any of the Security Interests each Security Document creates or purports to create; and

(c)	all other outgoings whatsoever in respect of any of the Security Interests each Security Document creates or purports to create, and forthwith upon receiving a notice of arrest of any of the Drillships, or their detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or providing the provision of security or otherwise as the circumstances may require.
25.13	Total Loss

In the event that any of the Drillships shall suffer a Total Loss, the Ocean Rig Obligors shall, within a period of one hundred and twenty (120) days after the Total Loss Date, obtain and present to the Agent, a written confirmation from the relevant insurers that the claim relating to the Total Loss has been accepted in full, and the insurance proceeds shall be paid to the Agent for application in accordance with Clause 8.1 (Total Loss or sale).

25.14	Ship Registry, name and flag

The Ocean Rig Obligors shall:
(a)	procure that each of the Drillships are registered in the name of the respective Drillship Owner as described in Part II of Schedule 2 (Guarantors and Collateral Drillships) hereto in the relevant Ship Registry; and

(b)	not, without the prior written consent of all Lenders, change Ship Registry, name or flag of any of the Drillships or parallel register a Drillship in any Ship Registry without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed).
25.15	Management

A company being a wholly owned (directly or indirectly) Subsidiary of Ocean Rig UDW Inc. shall continue to perform management services in respect of the Drillships and neither a material change nor any other adverse change (having an adverse effect on the Finance Parties rights and/or obligations under the Finance Documents) to such existing management shall be made without the prior written consent of the Agent (not to be unreasonably withheld or delayed).

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26.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 26 is an Event of Default.
26.1	Non-payment

Any of the Obligors does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:
(a)	its failure to pay is caused by administrative or technical error affecting the transfer of funds despite timely payment instructions by the Obligor; and

(b)	payment is made within three (3) Business Days of its due date.
26.2	Financial Covenants and Insurance

Any requirement in Clause 22 (Financial Covenants for the Ocean Rig Group), Clause 23 (Financial Covenants for the Shareholder Guarantors) and/or Clause 25.3 (Insurance) is not satisfied.

26.3	Other obligations
(a)	Any of the Ocean Rig Obligors does not comply with any provision of the Finance Documents (other than those referred to in Clause 26.1 (Non-payment) and Clause 26.2 (Financial Covenants and Insurance)).

(b)	No Event of Default under (a) above will occur if the failure to comply is (in the reasonable opinion of the Agent) capable of remedy and is remedied within thirty (30) running days of the earlier of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.
26.4	GIEK Guarantee

The GIEK Guarantee, due to act or omission of the Borrower, ceases to exist, becomes contested, invalid, non binding or unenforceable or is otherwise jeopardized in full or in part.
26.5	Misrepresentations

Any representation, warranty or statement made or deemed to be made by any of the Obligors in the Finance Documents or any other document delivered by or on behalf of the Obligors under or in connection with any of the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

26.6	Cross default
(a)	Any Financial Indebtedness of any member of the Ocean Rig Group is not paid when due nor within any originally applicable grace period;

(b)	any Financial Indebtedness of any member of the Ocean Rig Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);

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(c)	any Financial Indebtedness of the Shareholder Guarantor is declared to be due and payable prior to its specified maturity as a result of an event of default (however described);

(d)	any commitment for any Financial Indebtedness of any member of the Ocean Rig Group is cancelled or suspended by a creditor as a result of an event of default (however described); or

(e)	any creditor of any member of the Ocean Rig Group is entitled to declare any Financial Indebtedness of any member of the Ocean Rig Group due and payable prior to its specified maturity as a result of an event of default (however described)
in circumstances where the aggregate amount of all such Financial Indebtedness referred to in all or any of sub-clauses (a) to (d) is USD 25,000,000 (or its equivalent in other currencies) or more.
26.7	Insolvency
(a)	Any of the Ocean Rig Obligors or any other member of the Ocean Rig Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The Shareholder Guarantor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, provided however that the mere granting by any creditor to the Shareholder Guarantor of any deferral option in relation to the payment of individual repayment instalments of any loan or increase of margin or any prepayment of any loan shall not in itself constitute an Event of Default under this Clause.

(c)	The value of the assets of any of the Obligors or any other member of the Ocean Rig Group is less than its liabilities (taking into account contingent and prospective liabilities).

(d)	A moratorium is declared in respect of any indebtedness of any of the Obligors or any member of the Ocean Rig Group.
26.8	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme or arrangement or otherwise) of any Obligor or any other member of the Ocean Rig Group;

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(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor or any other member of the Ocean Rig Group;
(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any other member of the Ocean Rig Group; or
(d)	enforcement of any Security Interest over any assets of any Obligor or any other member of the Ocean Rig Group or any analogous procedure or step is taken in any jurisdiction..
26.9	Creditor’s process

Any maritime lien or other lien (not being a Permitted Encumbrances), expropriation, injunction restraint, arrest attachment, sequestration, distress or execution affects any asset secured by the Security Documents or undertakings, property, assets, rights or revenues (not secured by the Security Documents) of any Obligor and is not discharged within thirty (30) days after the Obligor become aware of the same or the Finance Parties have been provided with additional security in such form and substance and for such amounts as the Finance Parties may require.

26.10	Unlawfulness and invalidity

It is or becomes unlawful or impossible for any Obligor and/or any of the parties to any of the Security Documents to perform any of their respective obligations under the Finance Documents or for the Agent to exercise any right or power vested to it under the Finance Documents.

26.11	Unenforceability or invalidity of Security

The Security constituted by any Security Document (other than the GIEK Guarantee) becomes invalid or unenforceable, unless it is (in the reasonable opinion of the Agent) capable of remedy and is remedied within ten (10) Business Days of the earlier of the Agent giving notice to the Borrower or an Obligor becoming aware of the unenforceability or invalidity.

26.12	Repudiation

Any Obligor repudiates a Finance Document to which it is party or evidences an intention to repudiate a Finance Document to which it is party.

26.13	Cessation of business

Any Ocean Rig Obligor (whether by one or a series of transactions) suspends, changes or ceases to carry on (or threatens to suspend, change or cease to carry on) all or a material part of its business.

26.14	Stock Exchange listing

After a Qualified IPO, Ocean Rig UDW Inc. no longer is listed on an Exchange.

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26.15	Material adverse change

Any event or condition or circumstance or series of events or conditions or circumstances occur in relation to any member of the Ocean Rig Group which, in the opinion of the Agent or the Required Lenders has had or could reasonably be expected to have a Material Adverse Effect.

26.16	Authorisation and consents

Any authorisation, licence, consent, permission or approval required in connection with the entering into, validity, enforcement, completion or performance of any of the Finance Documents or any transactions contemplated thereby is revoked, terminated or modified or otherwise cease to be in full force and effect.

26.17	Loss of Property

Any part of an Ocean Rig Obligors’ property is destroyed, abandoned, seized, appropriated or forfeited or the authority or ability of any member of the Ocean Rig Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Ocean Rig Group or any of its assets.

26.18	Litigation

There is current, pending or threatened any claims, litigation, arbitration or administrative proceedings against any Ocean Rig Obligor which in the opinion of the Agent or the Required Lenders has or could reasonably be expected to, if adversely determined, have a Material Adverse Effect.

26.19	Failure to comply with final judgment

Any of the Obligors fails within five (5) Business Days after becoming obliged to do so to comply with or pay any sum in an amount exceeding USD 10,000,000 (or the equivalent in any other currencies) due from it under any final judgement or any final order (being one against which there is no right of appeal or if a right of appeal exists the time limit for making such appeal has expired and no appeal has been dismissed) made or given by any court of competent jurisdiction, provided, however, that such event shall not be deemed to constitute an Event of Default if the Obligor is entitled to insurance cover for the whole of such sum and the relevant insurers have confirmed liability and undertaken to make payment of the whole of such sum in writing to the person(s) entitled to payment and it is likely (in the reasonable opinion of the Required Lenders) that the insurers will be able to make such payment within thirty (30) days.

26.20	Acceleration

Upon the occurrence of an Event of Default, the Agent may, and shall if so directed by the Required Lenders, by written notice to the Borrower:
(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

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(b)	declare that all or part of the Loan together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents, be either immediately due and payable and/or payable upon demand, whereupon they shall become either immediately due and payable or payable on demand; and/or

(c)	start enforcement in respect of the Security Interests established by the Security Documents; and/or

(d)	take any other action, with or without notice to the Borrower, exercise any other right or pursue any other remedy conferred upon the Agent or the Finance Parties by any of the Finance Documents or by any applicable law or regulation or otherwise as a consequence of such Event of Default.
27.	RECOURSE REQUIREMENTS AND RIGHT OF SUBROGATION

27.1	Payment from GIEK

GIEK shall be irrevocably and unconditionally authorised by the Borrower upon the occurrence of an Event of Default to pay any amounts demanded by Eksportfinans under the GIEK Guarantee forthwith, without any reference or further authorisation from the Borrower and, save for manifest error, without being under any duty or obligation to enquire into the justification or validity thereof and/or dispute whether any claims or demands under the GIEK Guarantee are properly or validly made, and notwithstanding that the Borrower may dispute the validity of any such claim or demand the Guarantors may accept any claim or demand under the GIEK Guarantee as binding upon GIEK as conclusive evidence that they as GIEK thereunder are liable to pay any such amount.

27.2	GIEK’ right of subrogation only

GIEK will when amounts have been paid under the GIEK Guarantee, automatically and without any notice or formalities of any kind whatsoever, only have the right of subrogation into the rights of Eksportfinans under the Finance Documents in such proportion as have been paid by GIEK under the GIEK Guarantee respectively, and always subject to the terms of this Agreement. GIEK shall by such subrogation have the same rights as relevant thereunder as if the Finance Documents were executed directly in favour of GIEK as security for the GIEK’ rights against the Borrower, after having honoured claims under the GIEK Guarantee. Each of the Obligors waives any right to dispute or delay a subrogation of the rights under the Finance Documents to GIEK effectuated pursuant to the terms of this Agreement, and each of the Obligors undertakes to sign and execute any documents required by GIEK in connection with a subrogation as aforesaid, and/or enforcement of the Finance Documents.

28.	CHANGES TO THE PARTIES

28.1	No assignment by the Obligors

None of the Obligors may assign or transfer or assume any part of, or any interest in, its rights and/or obligations under the Finance Documents.

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28.2	Assignments and transfers by the Lenders

A Lender (the “Existing Lender”) may, subject to the Agent’s consent (not to be unreasonably withheld), at any time assign, transfer or have assumed its rights and/or obligations under the Finance Documents (a “Transfer”) to:
(a)	another Existing Lender or an Affiliate of an Existing Lender in a minimum transfer amount of USD 20,000,000; or

(b)	another bank or financial institution which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”), provided no Event of Default has occurred or is occurring and prior consents of the Borrower and the Agent have been given (such consents not to be unreasonably withheld or delayed and which shall be deemed to have been given fifteen (15) Business Days after being sought unless expressly refused within that period), save that the consent of the Borrower shall not be required for an assignment in favour of the European Central Bank on terms not allowing the European Central Banks to transfer, sub-assign or otherwise dispose of any rights or obligations assumed by it under such assignment to a third party, in a minimum transfer amount of USD 20,000,000; or

(c)	regardless of (a) and (b) above, to another Existing Lender or an affiliate of an Existing Lender or any New Lender (as defined above in (b) if an Event of Default has occurred or is occurring.
28.3	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer to an Affiliate of a Lender, the New Lender shall, on the date upon which an assignment or transfer takes place pay to the Agent (for its own account) a fee of USD 3,000.

28.4	Limitations of responsibility of Existing Lenders

28.4.1	The Obligors’ performance, etc

Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to the New Lender for:
(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of the Obligors;

(c)	the performance and observance by any of the Obligors of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with the Finance Documents or any other document.

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28.4.2	New Lender’s own credit appraisal, etc

Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(a)	has made (and will continue to make) its own independent investigation and assessment of the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of the Obligors and their related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
28.4.3	Re-transfer to an Existing Lender, etc
Nothing in any Finance Document obliges an Existing Lender to:
(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 28; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.
28.5	Procedure for transfer

Any Transfer shall be effected as follows:
(a)	the Existing Lender must notify the Agent of its intention to Transfer all or part of its rights and obligations by delivering a duly completed Transfer Certificate to the Agent duly executed by the Existing Lender and the New Lender;

(b)	subject to Clause 28.2 (Assignments and transfers by the Lenders), the Agent shall as soon as reasonably possible after receipt of a Transfer Certificate execute the Transfer Certificate and deliver a copy of the same to each of the Existing Lender and the New Lender; and

(c)	subject to Clause 28.2 (Assignments and transfers by the Lenders), the Transfer shall become effective on the Transfer Date.
28.6	Effects of the Transfer

On the Transfer Date:
(a)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its rights and obligations under the Finance Documents, the Obligors and the Existing Lender shall be released from further obligations to one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (the “Discharged Rights and Obligations”);

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(b)	the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Obligors and the New Lender have assumed and/or acquired the same in place of the Obligors and the Existing Lender;

(c)	the Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an original Lender hereunder with the rights and/or obligations acquired or assumed by it as a result of the Transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Lender shall become a Party as a “Lender”.
28.7	Further assurances

Each of the Obligors undertakes to procure that in relation to any Transfer, each of the Obligors shall (at its own cost) at the request of the Agent execute such documents as may in the discretion of the Agent be necessary to ensure that the New Lender attains the benefit of the Finance Documents.

28.8	Disclosure of information

Any Lender may disclose:
(a)	to any of its Affiliates and a potential assignee;

(b)	to whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any of the Obligors; and

(c)	to whom, to the extent that, information is required to be disclosed by any applicable law or regulation, such information about the Obligors and the Finance Documents as that Lender shall consider appropriate, provided that such disclosure as set out in (a) and (b) above shall, except if an Event of Default has occurred or is occurring, be subject to the prior written approval by the Borrower if such potential assignee is not an Affiliate of any of the Lenders.

29.	ROLE OF THE AGENT

29.1	Appointment and authorisation of the Agent
(a)	Each other Finance Party appoints the Agent to act as its agent and trustee under and in connection with the Finance Documents (including, but not limited to the Security Documents).

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

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29.2	Duties of the Agent

The Agent shall not have any duties or responsibilities except those expressly set forth in the Finance Documents, and the Agent’s duties under the Finance Documents are solely mechanical and administrative in nature. The Agent shall:
(a)	promptly forward to a Party the original or a copy of any document which is delivered to it in its capacity as Agent for the attention of that Party by another Party;

(b)	supply the other Finance Parties with all material information which the Agent receives from the Borrower;

(c)	if it receives notice from a Party referring to this Agreement, describing an Event of Default and stating that the circumstance is an Event of Default, promptly notify the Finance Parties; and

(d)	from when it receives sufficient information; promptly notify the Lenders of the occurrence of any Event of Default arising under Clause 26 (Events of Default).
29.3	Particular duties of the Agent in respect of Eksportfinans

The Agent shall as Agent in respect of Eksportfinans exercise the same care as it normally exercises in making and handling loans for its own account. The Agent assumes no responsibility and neither the Agent nor any of its officers, directors, employees or agents shall be liable to Eksportfinans for any action taken or omitted to be taken hereunder or in connection with this Agreement unless caused in respect of negligence.

29.4	Relationship

The relationship between the Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement shall be construed as to constitute the Agent or the Finance Parties as trustee or fiduciary for any other person, and neither the Agent nor the Finance Parties shall be bound to account to any Finance Party for any sum or the profit element of any sum received by it for its own account.

29.5	Business with the Borrower

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Obligors.

29.6	Rights and discretions of the Agent
(a)	The Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

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(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as Agent for the Lenders) that:
(i)	no Event of Default has occurred (unless it has actual knowledge of an Event of Default under Clause 26.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Required Lenders has not been exercised.
(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of duty of confidentiality or render it liable to any person.
29.7	Required Lenders’ instructions
(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Required Lenders (or, if so instructed by the Required Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts in accordance with an instruction of the Required Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Required Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Required Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Required Lenders (or, if appropriate, the Lenders) the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
29.8	Responsibility for documentation

The Agent:

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(a)	is not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Obligors or any other person in or in connection with any Finance Document; and

(b)	is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made in anticipation of or in connection with any Finance Document.
29.9	Exclusion of liability
(a)	Without limiting litra b) below, subject to Clause 29.3 (Particular duties of the Agent in respect of Eksportfinans) above the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee and agent of the Agent may rely on this Clause 29.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.
29.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then reduced to zero, to its share of the Total Commitments immediately prior to their reduction to zero), subject to Clause 29.3 (Particular duties of the Agent in respect of Eksportfinans) above, indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).

29.11	Resignation of the Agent
(a)	The Agent may resign and appoint one of its affiliates as successor by giving notice to the other Finance Parties and the Borrower.

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(b)	Alternatively the Agent may, upon prior written consent of the Borrower, such consent not to be unreasonably withheld, resign by giving notice to the other Finance Parties and the Borrower in which case the Required Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Required Lenders have not appointed a successor Agent in accordance with litra b) above within thirty (30) days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon appointment of a successor.

(a)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(b)	After prior written consent of the Borrower, such consent not to be unreasonably withheld, the Required Lenders may, by notice to the Agent, require it to resign in accordance with litra b) above. In this event, the Agent shall resign in accordance with litra b) above.
29.12	Confidentiality
(a)	In acting as agent for the Finance Parties the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
29.13	Credit appraisal by the Lenders

29.13.1	Lenders

Subject to what is said in Clause 29.13.2 (Eksportfinans) below, without affecting the responsibility of the Obligors for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document, including (without limitation):
(a)	the financial condition, status and nature of the Obligors;

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(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document, entered into, made or executed in anticipation of, under or in connection with any Finance Document.
29.13.2	Eksportfinans
Without affecting the responsibility of the Obligors for information supplied by it or on its behalf in connection with any Finance Document, Eksportfinans confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with the GIEK Guarantee, except that the Agent will monitor the terms and conditions as set out in the GIEK Guarantee pursuant to Clause 29.3 (Particular duties of the Agent in respect of Eksportfinans). The Agent shall not be responsible for risks in connection with the financial condition, status and nature of the Obligors.
29.14	Conduct of business of the Finance Parties
No provision of this Agreement will;
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or to the extent, order or manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
30.	SHARING AMONG THE FINANCE PARTIES

30.1	Payment to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from any of the Obligors other than in accordance with Clause 31 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall promptly, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received by or made by the Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

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(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.5 (Partial payments).
30.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by any of the Obligors, as the case may be, and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 31.5 (Partial payments).

30.3	Recovering Finance Party’s rights
(a)	On a distribution by the Agent under Clause 30.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under litra a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.
30.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 30.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.
30.5	Exceptions
(a)	This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 30, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal proceedings, if:
(i)	it notified that other Finance Party of the legal proceedings; and

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(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did do so as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
31.	PAYMENT MECHANICS

31.1	Payments to the Agent

All payments by the Obligors or a Lender under the Finance Documents, including but not limited to repayments, interests, guarantee premiums and fees, shall be made:
(a)	to the Agent to its account with such office or bank as the Agent may from time to time designate in writing to the relevant Obligor or a Lender for this purpose; and

(b)	for value on the due date at such times and in such funds as the Agent may specify to the Party concerned as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
31.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to the Borrower) and 31.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement, to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice.

31.3	Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with Clause 32 (Set-off), apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of currency to be so applied.

31.4	Clawback
(a)	Where a sum is to be paid to the Agent under the Finance Documents for distribution to another Party, the Agent is not obliged to pay that sum to that other Party until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount was paid by the Agent shall on demand refund the same amount to the Agent, together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
31.5	Partial payments

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of the Obligor under the Finance Documents in the following order:

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(a)	firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents (except for the Hedging Agreements);

(b)	secondly, in or towards payment pro rata of any accrued interest (including default interest), fee or commissions due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement;

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents (except for the Hedging Agreements); and

(e)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Hedging Agreements.
31.6	Application following an Event of Default

Following an Event of Default all monies received by the Agent shall be applied in the following order:
(a)	firstly, in respect of all costs and expenses whatsoever incurred in connection with or incidental to the enforcement;

(b)	secondly, in or towards satisfaction of all prior claims (being any claims, liabilities or debts owed or taking priority in respect of such proceeds over the Security Interests constituted by the Security Documents) secured in the Finance Parties’ secured assets;

(c)	thirdly, in or towards payment pro rata of all sums owed to the Finance Parties under the Finance Documents (except for the Hedging Agreements) at the time of default;

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Hedging Agreements; and

(e)	fifthly, the balance (if any) to the Borrower or to its order.
31.7	No set-off by the Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
31.8	Payment on non-Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

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31.9	Currency of account

The Obligors shall pay:
(a)	any amount payable under this Agreement, except as otherwise provided for herein, it USD; and

(b)	all payments of costs and Taxes in the currency in which the same were incurred.
31.10	Exclusion of liability

The Lenders shall not be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from action of any government or governmental or local authority, or any general strike, lockout, boycott and blockade affecting any of the Lenders or their employees.

32.	SET-OFF

A Finance Party may, to the extent permitted by applicable law, set off any matured obligatior due from any Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any credit balance on any account that Obligor has with that Finance Party or against any other obligations owed by that Finance Party to that Obligor, regardless oi the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate oi exchange in its usual course of business for the purpose of the set-off.

33.	NOTICES

33.1	Communication in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by telefax or letter. Any such notice or communication addressed as provided in Clause 33.2 (Addresses) will be deemed to be given or made as follows:
(a)	if by letter, when delivered at the address of the relevant Party;

(b)	if by telefax, when received
However, a notice given in accordance with the above but received on a day which is not a Business Day or after 16:00 hours in the place of receipt will only be deemed to be given at 9:00 hours on the next Business Day in that place.
33.2	Addresses
Any communication or document to be made under or in connection with the Finance Documents shall be made or delivered to the address and telefax number of each Party and marked for the attention of the department or persons set out below and, in case of any New Lender, to the address notified to the Agent:

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If to the Agent:	Nordea Bank Finland Plc., London branch
8th Floor, City Place House
55 Basinghall Street London EC2V 5NB
United Kingdom

Att.: Loans Administration
Telefax No.: +44 20 7726 9102.

If to the Borrower:	Drillships Holdings Inc.
c/o Dryships Inc.,
80 Kifisias Avenue,
Marousi,
151 25 Athens,
Greece

Att: Chief Financial Officer
Telefax No: + 30 2108090575
or any substitute address and/or telefax number and/or marked for such other attention as the Party may notify to the Agent (or the Agent may notify the other Parties if a change is made by the Agent) by not less than five (5) Business Days’ prior notice.

33.3	Communication with the Obligors

All communication from or to any of the Obligors shall be sent through the Agent.

33.4	Language

Communication to be given by one Party to another under the Finance Documents shall be given in the English language or, if not in English and if so required by the Agent, be accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

33.5	Electronic communication
(a)	Any communication to be made between the Agent, a Lender and an Obligor under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the relevant Lender and the relevant Obligor (as the case may be):
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

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(b)	Any electronic communication made between the Agent, a Lender and an Obligor will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or an Obligor to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.
34.	CALCULATIONS

All sums falling due by way of interest, fees and commissions under the Finance Documents accrue from day-to-day and shall be calculated on the basis of the actual number of days elapsed and a calendar year of 360 days. The calculations made by the Agent of any interest rate or any amount payable pursuant to this Agreement shall be conclusive and binding upon the Obligors in the absence of any manifest error.

35.	MISCELLANEOUS

35.1	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provisions under any law of any other jurisdiction will in any way be affected or impaired.

35.2	Remedies and waivers

No failure to exercise, nor any delay in exercising on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.3	Amendments and waivers

35.3.1	Required consents
(a)	Subject to Clause 35.3.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the written consent of the Required Lenders, the Obligors and any such amendment will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 35.3.
35.3.2	Exceptions
(a)	An amendment to or waiver that has the effect of changing or which relates to:
(i)	the definition of “Required Lenders”;

(ii)	an extension of the date of any payment of any amount under the Finance Documents;

(iii)	a reduction in the Applicable Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

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(iv)	an increase in or extension of any Lenders’ Commitment;

(v)	a term of the Finance Documents which expressly requires the consent of all the Lenders;

(vi)	a proposed substitution or replacement of any of the Obligors;

(vii)	Clause 2.2 (Finance parties’ rights and obligations);

(viii)	a release of any Guarantor(s), any guarantee(s) provided by any Guarantor(s) pursuant to this Agreement or any Security Interest under any Security Document; and/or

(ix)	this Clause 35.3,

shall not be made without the prior written consent of all the Lenders.
(b)	Without prejudice to Clause (a) above, an amendment to or waiver that has the effect of changing or which relates to the following GIEK Conditions:
(i)	Clause 25.3 (Insurance); and

(ii)	Clause 27 (Recourse Requirements and Rights of Subrogation);

shall, in addition to consent of the Required Lenders, not be made without the prior written consent of Eksportfinans.
(c)	An amendment or waiver which relates to the rights or obligations of the Agent may not be effected without the consent of the Agent.
35.3.3	Replacement of Lender
(a)	If at any time any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below), then the Borrower may (for its own cost), on ten (10) Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 28.2 (Assignment and transfers by the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower, and which is acceptable to the Agent (acting reasonably).

(b)	The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:
(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	the replacement must take place no later than ten (10) days after the date the Non-Consenting Lender notifies the Borrower and the Agent of its failure or

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refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Borrower; and
(iv)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.
(c)	In the event that:
(i)	the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)	the Required Lenders have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.
35.4	Disclosure of information and confidentiality

Each of the Finance Parties may disclose to each other or to their professional advisers any kind of information which the Finance Parties have acquired under or in connection with any Finance Document. The Parties are obliged to keep confidential all information in respect of the terms and conditions of this Agreement. This confidentiality obligation shall not apply to any information which:
(a)	is publicised by a Party as required by applicable laws and regulations;

(b)	has entered the public domain or is publicly known, provided that such information is not made publicly known by the receiving Party of such information; or

(c)	was or becomes, as the Party is able to demonstrate by supporting documents, available to such Party on a non-confidential basis prior to the disclosure thereof.
35.5	Process Agent

Each Obligor hereby irrevocably:
(a)	appoints Ocean Rig AS of Vestre Svanholmen nr. 6 Forus, 4313, Sandnes, Norway, with postal address P.O.Box 409, 4067 Stavanger, Norway (organisation no. 938420718) as its agent for the service of process and/or any other writ, notice, order or judgment in respect of this Agreement and/or the matters arising herefrom.

(b)	agrees that failure by such process agent to notify the Agent of the process will not invalidate the proceedings concerned.
If any process agent appointed pursuant to this Clause 35.5 (Process Agent) (or any successor thereto) shall cease to exist for any reason where process may be served, the Obligor will

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forthwith appoint another process agent with an office in Norway where process may be served and will forthwith notify the Agent thereof.
35.6	Conflict

In case of conflict between the Security Documents and this Agreement, the provisions of this Agreement shall prevail, provided however that this will not in any way be interpreted or applied to prejudice the legality, validity or enforceability of any Security Document.

36.	GOVERNING LAW AND JURISDICTION

36.1	Governing law

This Agreement shall be governed by Norwegian law.

36.2	Jurisdiction
(a)	For the benefit of each Finance Party, each of the Obligors agrees that the courts of Oslo, Norway, have jurisdiction to settle any disputes arising out of or in connection with the Finance Documents including a dispute regarding the existence, validity or termination of this Agreement, and each of the Obligors accordingly submits to the non-exclusive jurisdiction of the Oslo District Court (Oslo tingreti).

(b)	Nothing in this Clause 36.2 shall limit the right of the Finance Parties to commence proceedings against any of the Obligors in any other court of competent jurisdiction. To the extent permitted by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
*    *    *

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SIGNATORIES:

The Borrower: Drillships Holdings Inc.
By:	/s/ DIMITRIOS GLYNOS
	Name:	DIMITRIOS GLYNOS
	Title:	ATTORNEY IN FACT

The Guarantors: DryShips Inc.
By:	/s/ DIMITRIOS GLYNOS
	Name:	DIMITRIOS GLYNOS
	Title:	ATTORNEY IN FACT

Ocean Rig UDW Inc.
By:	/s/ DIMITRIOS GLYNOS
	Name:	DIMITRIOS GLYNOS
	Title:	ATTORNEY IN FACT

Drillship Hydra Shareholders Inc.
By:	/s/ DIMITRIOS GLYNOS
	Name:	DIMITRIOS GLYNOS
	Title:	ATTORNEY IN FACT

Drillship Hydra Owners Inc.
By:	/s/ DIMITRIOS GLYNOS
	Name:	DIMITRIOS GLYNOS
	Title:	ATTORNEY IN FACT

Drillship Paros Shareholders Inc.
By:	/s/ DIMITRIOS GLYNOS
	Name:	DIMITRIOS GLYNOS
	Title:	ATTORNEY IN FACT

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Drillship Paros Owners Inc.
By:	/s/ DIMITRIOS GLYNOS
	Name:	DIMITRIOS GLYNOS
	Title:	ATTORNEY IN FACT

Eksportfinans: Eksportfinans ASA
By:	/s/ Ida Marie Huitfeldt Ødegaard
	Name:	Ida Marie Huitfeldt Ødegaard Advokatfullmektig
	Title:	ATTORNEY IN FACT

As Agent, Bookrunner and Mandated Lead Arranger: Nordea Bank Finland Plc., London Branch
By:	/s/ Ida Marie Huitfeldt Ødegaard
	Name:	Ida Marie Huitfeldt Ødegaard Advokatfullmektig
	Title:	ATTORNEY IN FACT

As Commercial Lender: Nordea Bank Norge ASA
By:	/s/ Ida Marie Huitfeldt Ødegaard
	Name:	Ida Marie Huitfeldt Ødegaard Advokatfullmektig
	Title:	ATTORNEY IN FACT

As Commercial Lender, Mandated Lead Arranger and Bookrunner: ABN AMRO Bank N.V., Oslo Branch
By:	/s/ Ida Marie Huitfeldt Ødegaard
	Name:	Ida Marie Huitfeldt Ødegaard Advokatfullmektig
	Title:	ATTORNEY IN FACT

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As Hedge Counterparty: ABN AMRO Bank N.V.
By:	/s/ Ida Marie Huitfeldt Ødegaard
	Name:	Ida Marie Huitfeldt Ødegaard Advokatfullmektig
	Title:	ATTORNEY IN FACT

As Commercial Lender and Mandated Lead Arranger: DVB Bank SE Nordic Branch
By:	/s/ Ida Marie Huitfeldt Ødegaard
	Name:	Ida Marie Huitfeldt Ødegaard Advokatfullmektig
	Title:	ATTORNEY IN FACT

AS Commercial Lender and Co-Arranger: Deutsche Bank AG Filiale Deutschlandgeschäft
By:	/s/ Ida Marie Huitfeldt Ødegaard
	Name:	Ida Marie Huitfeldt Ødegaard Advokatfullmektig
	Title:	ATTORNEY IN FACT

As Commercial Lender: National Bank of Greece S.A.
By:	/s/ Ida Marie Huitfeldt Ødegaard
	Name:	Ida Marie Huitfeldt Ødegaard Advokatfullmektig
	Title:	ATTORNEY IN FACT

As Commercial Lender: Swedbank AB(publ)
By:	/s/ Ida Marie Huitfeldt Ødegaard
	Name:	Ida Marie Huitfeldt Ødegaard Advokatfullmektig
	Title:	ATTORNEY IN FACT

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Schedule 1
Lenders and Commitments

Lenders:	Contact details:	Commitments in USD
Commercial Lenders

Nordea Bank Norge ASA	Postboks 1166 Sentrum 0107 Oslo Norway Att: Shipping, Oil Services and Offshore	Corcovado Facility: Olympia Facility: Commitment:	101,250,000 101,250,000 202,500,000
Fax +47 22 48 66 68

ABN AMRO Bank N.V., Oslo Branch	Olav V’s gate 5, N-0161 Oslo, Norway Att: Bjørn Flaate, Kari Trondsen, Nicolai Andersen Tel.no: +47 23 11 49 50	Corcovado Facility: Olympia Facility: Commitment	68,750,000 68,750,000 137,500,000
Fax.no: +47 23 11 49 40

DVB Bank SE Nordic Branch	Strandgaten 18 5013 Bergen Norway Att: Philip Frøyland Tel.no: +47 23 01 22 04 Fax.no: +47 23 01 22 64	Corcovado Facility: Olympia Facility: Commitment	0,000,000 50,000,000 100,000,000

Deutsche Bank AG Filiale Deutschlandgeschäft	Ludwig-Erhard — Strasse I 20459 Hamburg, Germany Att: Carola-Maria Roth / Dirk Niedereichholz Tel.no: +49-40-3701-4334 / +49-40-3701-4639 Fax.no: +49-40-3701-4649	Corcovado Facility: Olympia Facility: Commitment	25,000,000 25,000,000 50,000,000
National Bank of Greece S.A.	75 King William Street, London EC4N 7BE, United Kingdom Att: I. Kamarinos/K. Bonatis/ C. Mitou Tel.no: +30210-518 1389/ 1386/0221 Fax.no: +30210-518 1400	Corcovado Facility: Olympia Facility: Commitment	15,000,000 15,000,000 30,000,000

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Lenders:	Contact details:	Commitments in USD
Swedbank AB (publ)	c/o Swedbank Norge, PO Box 1441 Vika, N-0115 Oslo, Norway Att: Johan Erland / Martin Bergsli Tel.no: +47 23 11 62 00	Corcovado Facility: Olympia Facility: Commitment	15,000,000 15,000,000 30,000,000

Eksportfinans
Eksportfinans ASA	Eksportfinans Dronning Mauds gate 15 Postboks 1601 Vika N-0119 Oslo Norway Att: Marie Sørlie/Tobias Hvinden Tel.no: +47 22 01 22 01 Fax: +47 22 01 22 02	Eksportfinans GIEK Corcovado Facility: Eksportfinans GIEK Olympia Facility: Commitment:	$125,000,000 $125,000,000 $250,000,000
AGGREGATE FACILITY ALLOCATION (IN USD):

Commercial	Eksportfinans GIEK	Total
Facilities	Facilities	Commitment
550 000 000	250 000 000	800 000 000

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Schedule 2
Guarantors and Collateral Drillships
Part I
Guarantors:
DryShips Inc., registration no. 11911;
Ocean Rig UDW Inc., registration no. 27330;
Drillship Hydra Shareholders Inc., registration no. 25317;
Drillship Paros Shareholders Inc., registration no. 25318;
Drillship Hydra Owners Inc., registration no. 25315;
Drillship Paros Owners Inc., registration no. 25316.
Part II

		Charter Contracts
		and Contractor
DRILLSHIP	Drillship Owner and	Structure, contract
(Name, type and	Intra-Group	date, dayrate in USD	Built and Ship	Market Value
IMO number)	Charterer	and Options	Registry	in USD
Ocean Rig Corcovado	Drillship Owner: Drillship Hydra Owners Inc., Marshall Islands	USD 560,000 per day with redelivery in Q4 2011	Delivered from the Yard in January 2011	700,000,000

IMO number 9472995 Ocean Rig Olympia	Intra-Group Charterer: Ocean Rig Corcovado Greenland Operations Inc. Drillship Owner: Drillship Paros Owners Inc., Marshall Islands	Contractor: Ref: Capricorn Greenland Exploration 1 Limited (a subsidiary of Cairn Energy Plc) USD 415,000 per day with redelivery in Q2 2012	Marshall Island Flag Delivered from the Yard 30 March 2011	700,000,000

IMO number 9473004	Intra-Group Charterer: Ocean Rig Olympia Ghana Operations Ltd.	Contractor: Vanco Ghana Ltd. and Vanco Cote D’lvoire Ltd (being subsidiaries of Vanco Overseas Energy Limited)	Marshall Island Flag

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Schedule 3
Conditions Precedent
(Conditions Precedent to First Utilisation Date)
1	CORPORATE AUTHORISATION

1.1	In respect of the Borrower:
(a)	Certificate of Incorporation (or similar);

(b)	By-laws (or similar);

(c)	Updated Good Standing Certificate;

(d)	Resolutions passed at a board meeting and shareholders meeting (if applicable) of the Borrower evidencing:
(i)	the approval of the terms of, and the transactions contemplated by, the Finance Documents to which it is a party; and

(ii)	the authorisation of its appropriate officer or officers or other representatives to execute the Finance Documents and any other documents necessary for the transactions contemplated by the Finance Documents, on its behalf; and

(iii)	attaching certified true copies of valid proof of identity in respect of the persons signing the Finance Documents on behalf of the Borrower;
(e)	Power of Attorney (notarised and legalised if requested by the Agent); and

(f)	Directors/Secretary’s Certificate, certifying and attaching constitutional documents, authorisations, etc. and including, but not limited to confirmations (both on an individual basis and for the Restricted Group taken as a whole) on solvency both before and after the incurrence of the indebtedness under the Finance Documents.
1.2	In respect of each of the Guarantors:
(a)	Certificate of Incorporation (or similar);

(b)	By-laws (or similar);

(c)	Updated Good Standing Certificate;

(d)	Resolutions passed at a board meeting and shareholders meeting (if applicable) of the Guarantor evidencing:
(i)	the approval of the terms of, and the transactions contemplated by, the Finance Documents to which it is a party (including, but not limited to the registration of the Mortgages); and

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(ii)	the authorisation of its appropriate officer or officers or other representatives to execute the Finance Documents and any other documents necessary for the transactions contemplated by the Finance Documents, on its behalf; and

(iii)	attaching certified true copies of valid proof of identity in respect of the persons signing the Finance Documents on behalf of the Guarantors;
(e)	Power of Attorney (notarised and legalised if requested by the Agent); and

(f)	Directors/Secretary’s Certificate, certifying and attaching constitutional documents, authorisations, etc. and including, but not limited to confirmations on solvency both before and after the incurrence of the indebtedness under the Finance Documents.
2	AUTHORISATIONS

A certificate from an Officer/Director of each Obligor that no approvals, authorisations and consents are required by any government or other authorities for the Obligors and if applicable its subsidiaries to enter into and perform their obligations under any of the Finance Documents and all applicable waiting periods have expired without any action being taken by any competent authority which, restrains, prevents or imposes materially adverse conditions upon the Obligors to enter into and perform their obligations under the Finance Documents
3	THE DRILLSHIPS

In respect of each of the Drillships (unless otherwise indicated):
(a)	Reports on the Market Value not being older than three (3) months before the date of this Agreement of each Drillship obtained in accordance with the terms of this Agreement;

(b)	Satisfactory searches in maritime registries, including, but not limited evidence (by way of transcript of registry) that Ocean Rig Olympia is provisionally registered in the name of the relevant Drillship Owner in the relevant Ship Registry, that the Mortgage has been, or will in connection with the First Utilisation Date be, executed and recorded with its intended first priority against Ocean Rig Olympia and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against Ocean Rig Olympia;

(c)	Satisfactory searches in maritime registries, including, but not limited evidence (by way of transcript of registry) that Ocean Rig Corcovado is provisionally registered in the name of the relevant Drillship Owner in the relevant Ship Registry, that the Mortgage has been, or will in connection with the First Utilisation Date be, executed and recorded with its intended first priority against Ocean Rig Corcovado and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against Ocean Rig Corcovado;

(d)	Evidence (in the form of copy of the Charter Contract and, in relation to Ocean Rig Corcovado, evidence of payment received under the Charter Contract) that each Drillship has been employed pursuant to the relevant Charter Contract;

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(e)	An updated class certificate related to each Drillship from the relevant classification society, confirming that each Drillship is classed with the highest class in accordance with Clause 25.6 (Classification and repairs), free of extensions and overdue recommendations; and

(f)	Evidence and copies of (i) the technical management agreement for each Drillship, (ii) documents of compliance with the ISM Code and ISPS Code, (iii) bareboat charter (to be delivered after the First Utilisation Date), the Charter Contracts as well as other charter agreements for the Drillships and service contracts relating thereto (if any), (iv) all kind of guarantees related to such Charter Contracts, service contracts or other agreements (if any).
4	FINANCE DOCUMENTS

In addition to the Mortgages as set out in Clause 3 (b) and (c) of this Schedule 3, each of the Finance Documents, duly signed by all the relevant parties thereto together with evidence of that the security created thereunder is legally perfected on first priority in accordance with the terms of each of the Finance Documents and applicable laws including, but not limited to:
(a)	This Agreement;

(b)	The Assignment of Earnings subject to the existing agreement with the end-users and no acknowledgement from such end-users of the assignment;

(c)	The Assignment of Earnings Accounts;

(d)	The Assignment of Minimum Cash Accounts;

(e)	The Assignment of Insurances, including certificates from insurers and/or insurance brokers evidencing that the Security Interest in the insurance policies have been or will be noted in accordance with the relevant notices;

(f)	The Share Charges, together with original share certificates, stock powers, undated directors’ letters of resignation and irrevocable proxies (it being understood that the original share certificates in relation to the share charge over the shares in Drillship Hydra Owners Inc. will be delivered on the First Utilisation Date);

(g)	The Fee Letters;

(h)	Hedging Agreements; and

(i)	Any other Finance Document.
5	SPECIFIC EKSPORTFTNANS/GIEK DOCUMENTS
(a)	The GIEK Guarantee; and

(b)	The requirements by GIEK pursuant to the GIEK Guarantee.

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6	MISCELLANEOUS
(a)	The Utilisation Request at least three (3) Business Days prior to the relevant Utilisation Date;

(b)	Evidence that all fees, costs and expenses referred to in Finance Documents as payable on or prior to the relevant Utilisation Date, have or will be paid on its due date;

(c)	Evidence that the Process Agent is agreeable to his appointment as process agent (with the letter from the Process Agent being issued directly after the First Utilisation Date);

(d)	Any Letter of Acceptance of Appointment by any entity (other than the Process Agent) appointed as process agent on behalf of any Obligor pursuant to any of the Finance Documents;

(e)	The effective interest letter;

(f)	The Original Financial Statements;

(g)	Insurance Report, including certificates from insurers and/or insurance brokers relating thereto;

(h)	Evidence that Ocean Rig UDW Inc. has filed a Form F-4 Registration Statement with the Securities and Exchange Commission prior to 15 February 2011, for the purpose of having its application considered by NASDAQ no later than 30 June 2011;

(i)	Evidence of ownership and corporate structure of the Restricted Group; and

(j)	“Know your customer” documents and information required by the Lenders.
7	LEGAL OPINIONS
(a)	Agreed form of legal opinion from Holland & Knight LLP relating to Marshall Islands law issues with confirmation that the execution copy will follow as soon as possible thereafter;

(b)	Agreed form of legal opinion from Watson, Farley & Williams LLP relating to English law with confirmation that the execution copy will follow as soon as possible thereafter;

(c)	Agreed legal form of opinion from NautaDutilh N. V. relating to Dutch law with confirmation that the execution copy will follow as soon as possible thereafter;

(d)	Agreed form of legal opinion from Bugge, Arentz-Hansen & Rasmussen relating to Norwegian law issues with confirmation that the execution copy will follow as soon as possible thereafter; and

(e)	Any such other favourable legal opinions in form and substance satisfactory to the Agent (on behalf of all the Finance Parties) from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

93(105)

Schedule 4
Form of Utilisation Request

To:	Nordea Bank Finland Plc., London Branch, as Agent

From:	Drillships Holdings Inc.

Date:	[ ]
DRILLSHIPS HOLDINGS INC. — USD 800,000,000 SENIOR SECURED CREDIT FACILITY AGREEMENT DATED 15 APRIL 2011 (THE “AGREEMENT”)
We refer to Clause 5.1 (Delivery of a Utilisation Request) of the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Utilisation Request.
(a)	You are hereby irrevocably notified that we wish to make the following [Commercial Facility Loan/ Eksportfinans GIEK Facility Loan]:

(b)	Proposed Utilisation Date: [ ] Principal Amount: [ ] Interest Period: [ ]

(c)	The proceeds of the Utilisation shall be credited to [•] [insert name and number of account].

(d)	We confirm that, as of the date hereof (i) each condition specified in Clause 4 (Conditions Precedent) of the Agreement is satisfied; (ii) each of the representations and warranties set out in Clause 20 (Representations and warranties) of the Agreement is true and correct; and (iii) no event or circumstances has occurred and is continuing which constitute or may constitute a Default or an Event of Default.

Yours sincerely for and on behalf of Drillships Holdings Inc.
By:
Name:
	Title:	[authorised officer]

94(105)

Schedule 5
Form of Compliance Certificates
Part I

To:	Nordea Bank Finland Plc., London Branch, as Agent

From:	Drillships Holdings Inc. and Ocean Rig UDW Inc.

Date:	[•] [To be delivered no later than hundred and twenty (120)/sixty (60) days after each reporting date]
DRILLSHIPS HOLDINGS INC. — USD 800,000,000 SENIOR SECURED CREDIT FACILITY AGREEMENT DATED 15 APRIL 2011 (THE “AGREEMENT”)
We refer to the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Compliance Certificate.
We confirm that as at [•] [insert relevant reporting date]:
1.1	Minimum Cash and Cash Equivalent

The Cash and Cash Equivalent of the Ocean Rig Group was [•]and [•] for the Borrower, while the minimum Cash and Cash Equivalent required for the Ocean Rig Group is USD [•] and [•] for the Borrower.

1.2	Leverage Ratio

The Leverage Ratio of the Ocean Rig Group was [ ] while the Leverage Ratio is required not to exceed [•].

1.3	Equity Ratio

The Equity Ratio of the Ocean Rig Group was [ ] while the minimum Equity Ratio shall be greater than [•].

1.4	Interest Cover Ratio

The Interest Cover Ratio of the Ocean Rig Group was [ ] while the Interest Cover Ratio shall be [•].

1.5	Current Ratio

The Current Ratio of the Ocean Rig Group was [ ] while the Current Ratio shall be greater than [•].

1.6	Market Value

The Market Value of each of the Drillships, and the Drillships in aggregate is attached as Appendix 1 hereto while the minimum Market Value shall be higher than [•] of the sum of the Loans outstanding and the Lenders’ Available Commitments.

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1.7	No Default

We confirm that, as of the date hereof (i) each of the representations and warranties set out in Clause 20 (Representations and warranties) of the Agreement is true and correct, and (ii) no event or circumstances has occurred and is continuing which constitute or may constitute a Default and/or an Event of Default.

Yours sincerely for and on behalf of Drillships Holdings Inc.
By:
Name:
	Title:	[authorised officer]

Yours sincerely for and on behalf of Ocean Rig UDW Inc.
By:
Name:
	Title:	[authorised officer]

96(105)

Part II

To:	Nordea Bank Finland Plc., London Branch, as Agent

From:	Dryships Inc.

Date:	[•] [To be delivered on a semi-annual basis]
DRILLSHIPS HOLDINGS INC. — USD 800,000,000 SENIOR SECURED CREDIT FACILITY AGREEMENT DATED 15 APRIL, 2011 (THE “AGREEMENT”)
We refer to the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Compliance Certificate.
We confirm that as at [•] [insert relevant reporting date]:
1.1	Minimum liquidity

The immediately freely available and unencumbered bank or cash balances of the Shareholder Guarantor were USD [•], while the minimum immediately freely available and unencumbered bank or cash balances required is USD [•].

1.2	Interest Cover Ratio

The Interest Cover Ratio was [•], while the Interest Cover Ratio shall not be less than [•].

1.3	Market Adjusted Equity Ratio

The Market Adjusted Equity Ratio was [•], while the Market Adjusted Equity Ratio shall not be less than [•].

1.4	Market Value Adjusted Net Worth

The Market Value Adjusted Net Worth was [•], while the Market Value Adjusted Net Worth shall not be less than USD [•].
Yours sincerely
for and on behalf of
Dryships Inc.

By:
Name:
	Title:	[authorised officer]

97(105)

Schedule 6
Form of Transfer Certificate

To:	Nordea Bank Finland Plc., London Branch, as Agent

From:	[•] (the “Existing Lender” and [•] (the “New Lender”)

Date:	[•]
DRILLSHIPS HOLDINGS INC. — USD 800,000,000 SENIOR SECURED CREDIT FACILITY AGREEMENT DATED 15 APRIL 2011 (THE “AGREEMENT”)
We refer to the Agreement. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.
With reference to Clause 28 (Changes to the Parties):
(a)	The Existing Lender, in its capacity as Lender under the Agreement, confirms that it participates with [ ] of the [SPECIFY WHICH FACILITY] being [ ] per cent of the Total Commitments.

(b)	The Existing Lender hereby transfers to the New Lender [ ] per cent of the Total Commitments as specified in the Schedule hereto, and of the equivalent rights and interest in all Finance Documents, and the New Lender hereby accepts such transfer from the Existing Lender in accordance with the terms set out herein and Clause 28 (Changes to the Parties) of the Agreement and assumes the same obligations to the other Finance Parties as it would have been under if it was an original Lender.

(c)	The Transfer Date is [ ].

(d)	The New Lender confirms that it has received a copy of the Agreement, together with such other information as it has required in connection with this transaction. The New Lender expressly acknowledges and agrees to the limitations on the Existing Lender’s responsibility set out in Clause 28.4 (Limitations of responsibility of Existing Lenders) of the Agreement.

(e)	The New Lender hereby undertakes to the Existing Lender and the Borrower that it will perform in accordance with the terms and conditions of the Agreement all those obligations which will be assumed by it upon execution of this Transfer Certificate.

(f)	The address, telefax number and attention details for notices, as well as the account details of the New Lender, are set out in the Schedule.

(g)	This Transfer Certificate is governed by Norwegian law, with Oslo District Court (Oslo tingrett) as legal venue.

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The Schedule
Commitments/rights and obligations to be transferred
I	Existing Lender: [ ]

II	New Lender: [ ]

III	Specify which Facility: [ ]

III	Total Commitments of Existing Lender: USD [ ]

IV	Aggregate amount transferred: USD [ ]

V	Total Commitments of New Lender: USD [ ]

VI	Transfer Date: [ ]
Administrative Details / Payment Instructions of New Lender
Notices to New Lender:
[                 ]
[                 ]
Att: [                 ]
Telefax no: + [                ]
[Insert relevant office address, telefax number and attention details for notices and payments to the New Lender.]
Account details of New Lender: [Insert relevant account details of the New Lender.]

Existing Lender:		New Lender:

[•]		[•]

By:		By:

	Name:		Name:
	Title:		Title:
This Transfer Certificate is accepted and agreed by the Agent and the Transfer Date is confirmed as [].
Agent:
Nordea Bank Finland Plc., London Branch

By:
Name:
Title:

99(105)

Schedule 7
Repayments
(ALL AMOUNTS IN USD)

		Ocean Rig Corcovado
#	In Total	Eksportfinans Corcovado Giek Facility	Commercial Facility
1	$8,333,334	$2,604,167	$5,729,167
2	$8,333,334	$2,604,167	$5,729,167
3	$8,333,334	$2,604,167	$3,729,167
4	$8,333,334	$2,604,167	$5,729,167
5	$8,333,334	$2,604,167	$5,729,167
6	$8,333,334	$2,604,167	$5,729,167
7	$8,333,334	$2,604,167	$5,729,167
8	$8,333,334	$2,604,167	$5,729,167
9	$8,333,334	$2,604,167	$5,729,167
10	$8,333,334	$2,604,167	$5,729,167
11	$8,333,334	$2,604,167	$5,729,167
12	$8,333,334	$2,604,167	$5,729,167
13	$8,333,334	$2,604,167	$5,729,167
14	$8,333,334	$2,604,167	$5,729,167
15	$8,333,334	$2,604,167	$5,729,167
16	$8,333,334	$2,604,167	$5,729,167
17	$8,333,334	$2,604,167	$5,729,167
18	$8,333,334	$2,604,167	$5,729,167
19	$8,333,334	$2,604,167	$5,729,167
20	$241,666,654	$75,520,827	$166,145,827

	$400,000,000	$125,000,000	$275,000,000

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		Ocean Rig Olympia
#	In Total	Eksportfinans Giek Facility	Commercial Facility
1	$8,333,334	$2,604,167	$5,729,167
2	$8,333,334	$2,604,167	$5,729,167
3	$8,333,334	$2,604,167	$5,729,167
4	$8,333,334	$2,604,167	$5,729,167
5	$8,333,334	$2,604,167	$5,729,167
6	$8,333,334	$2,604,167	$5,729,167
7	$8,333,334	$2,604,167	$5,729,167
8	$8,333,334	$2,604,167	$5,729,167
9	$8,333,334	$2,604,167	$5,729,167
10	$8,333,334	$2,604,167	$5,729,167
11	$8,333,334	$2,604,167	$5,729,167
12	$8,333,334	$2,604,167	$5,729,167
13	$8,333,334	$2,604,167	$5,729,167
14	$8,333,334	$2,604,167	$5,729,167
15	$8,333,334	$2,604,167	$5,729,167
16	$8,333,334	$2,604,167	$5,729,167
17	$8,333,334	$2,604,167	$5,729,167
18	$8,333,334	$2,604,167	$5,729,167
19	$8,333,334	$2,604,167	$5,729,167
20	$241,666,654	$75,520,827	$166,145,827

	$400,000,000	$125,000,000	$275,000,000

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102(105)

Schedule 9
Mandatory Cost Formula
1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the relevant Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the Additional Cost Rate) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a facility office in the European Economic Area will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that facility office) of complying with the relevant minimum reserve requirements in respect of Loans made from that facility office.

4.	The Additional Cost Rate for any Lender lending from a facility office in the United Kingdom will be calculated by the Agent as follows:

E X 0.01
300	per cent, per annum.
Where:

E is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

Eligible Liabilities and Special Deposits have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

Fees Rules means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

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Fee Tariffs means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its facility office; and

(b)	any other information that the Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

8.	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a facility office in the same jurisdiction as its facility office.

9.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

12.	The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to

104(105)

comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

105(105)